Exhibit 10.2

Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

EXECUTION VERSION

LICENSE AGREEMENT

BY AND BETWEEN

ELI LILLY AND COMPANY

AND

UNITED THERAPEUTICS CORPORATION

DATED

NOVEMBER 14, 2008

i

1.43	“Patents”	6
1.44	“Product”	6
1.45	“Promotion” or “Promote”	6
1.46	“Pulmonary Arterial Hypertension” or “PAH”	7
1.47	“Quality Agreement”	7
1.48	“Reasonable Cost”	7
1.49	“Regulatory Approval”	7
1.50	“Regulatory Authority”	7
1.51	“Regulatory Filings”	7
1.52	“Safety Agreement”	7
1.53	“Secondary Indication”	7
1.54	“Term”	7
1.55	“Territory”	7
1.56	“Third Party”	7
1.57	“United Therapeutics Commercialization Activities”	7
1.58	“United Therapeutics Know-How”	8
1.59	“United Therapeutics Promotional Materials”	8
1.60	“United Therapeutics Sales Representative”	8
1.61	“Useful”	8
1.62	“Valid Claim”	8

ARTICLE 2 Grant of Rights		8

2.1	License Grant to United Therapeutics	8
2.2	License Grant to Lilly	8
2.3	Sublicensing	9
2.4	Right of First Negotiation	9
2.5	Representation and Warranty, and Negative Covenant	10
2.6	Potential Preferred Partners	10
2.7	No Other Rights	11

ARTICLE 3 Governance		11

3.1	General	11
3.2	Joint Steering Committee	11
3.3	Areas Outside the JSC’s Authority	13
3.4	Operating Principles	14
3.5	Alliance Managers	16
3.6	Independence	16

ARTICLE 4 Joint Obligations and Diligence		17

4.1	Conduct of the Parties	17
4.2	Commercially Reasonable Efforts	17
4.3	Initial Transfer of Know-How	17
4.4	Sharing of Development and Commercialization Information	17
4.5	Sharing of Market Research	18

4.6	Duty to Confer and Consult	18
4.7	Quality Agreement	18

ARTICLE 5 Development and Regulatory Activities		18

5.1	Current Status of Development of Product	18
5.2	Clinical Development Activities.	18
5.3	Regulatory Matters	20
5.4	Interactions with Authorities; Regulatory Inquiry, Inspection, and Audit	23
5.5	Drug Safety	24
5.6	Product Withdrawals and Recalls	25
5.7	Development Expenses	25

ARTICLE 6 Commercialization		26

6.1	Principles of Commercialization	26
6.2	Commercialization Plan	27
6.3	Commercialization Activities	27
6.4	Commercialization Costs	28
6.5	Advertising and Promotional Materials	28
6.6	United Therapeutics Sales Representatives	29
6.7	Complaints and Inquiries	30
6.8	Product Selling Prices	30
6.9	Product Integrity	31
6.10	Lilly Covenant Not to Compete	31

ARTICLE 7 Payment		31

7.1	Upfront Payment	31
7.2	Royalty Payments	31
7.3	Payments and Reports	32
7.4	Taxes	32
7.5	Wire Transfers	33
7.6	Audit Rights	33
7.7	Late Payments	34
7.8	Payments to United Therapeutics	34

ARTICLE 8 Inventions and Patents		34

8.1	Inventions	34
8.2	Patent Prosecution	35
8.3	Pediatric Exclusivity in the Territory	36
8.4	OTC Rights; Authorized Generic in the Territory	36
8.5	Infringement Defense	37
8.6	Enforcement of Patent Rights	37
8.7	Enforcement of Other Government-Conferred Rights	38
8.8	Information and Updates	38
8.9	No Challenges to the Lilly Patents	39

ARTICLE 9 Trademark Usage and Maintenance		39

9.1	Ownership of Trademarks	39
9.2	Lilly Product Marks License Grant	39
9.3	Use of the Trademarks	39
9.4	Quality Control	40
9.5	Use of Trademark Designations	40
9.6	Infringement of Lilly Product Marks	41
9.7	Costs	41
9.8	Third-Party Trademark Claims	41

ARTICLE 10 Representations, Warranties, and Covenants		41

10.1	Representations, Warranties and Covenants	41
10.2	Representations and Warranties of Lilly	42
10.3	Covenant of United Therapeutics	45
10.4	Disclaimer	45

ARTICLE 11 Confidentiality		45

11.1	Treatment of Confidential Information	45
11.2	Exceptions	45
11.3	Authorized Disclosures	46
11.4	Securities Filings	47
11.5	Publicity	47
11.6	Publication	47
11.7	Patient Information	48
11.8	Confidentiality Agreement	48

ARTICLE 12 Indemnification		48

12.1	Indemnification by United Therapeutics	48
12.2	Indemnification by Lilly	49
12.3	Procedure	49
12.4	Insurance	50
12.5	No Consequential or Punitive Damages	50

ARTICLE 13 Term and Termination		50

13.1	Term	50
13.2	Unilateral Termination by United Therapeutics	51
13.3	Material Breach	51
13.4	Unilateral Termination by Lilly	51
13.5	Consequences of Expiration or Termination	52
13.6	Survival	56
13.7	No Waiver of Remedies	56

ARTICLE 14 Dispute Resolution		56

14.1	Disputes	56
14.2	Governing Law; Dispute Resolution	57

ARTICLE 15 Miscellaneous		58

15.1	Entire Agreement	58
15.2	Assignment	58
15.3	Amendments	59
15.4	Bankruptcy	59
15.5	Non-Waiver	59
15.6	Severability	59
15.7	Notice	59
15.8	Further Assurances	60
15.9	Force Majeure	60
15.10	Independent Contractors	61
15.11	Performance by Affiliates	61
15.12	No Third Party Beneficiaries	61
15.13	Interpretation	61
15.14	Counterparts	62

v

EXHIBITS

Exhibit 1.13	Compound

Exhibit 1.37	Lilly Patents

Exhibit 1.44	Product

Exhibit 1.52	Safety Agreement Table of Contents

Exhibit 5.1	Ongoing Lilly Trials

Exhibit 5.2(f)	[***]™ Phase IV Clinical Plan

Exhibit 6.2	Commercialization Plan

Exhibit 7.5	Wire Instructions

Exhibit 10.2(j)	Encumbrances and Licenses

Exhibit 10.2(k)	Claims, Actions, Suits or Proceedings

Exhibit 10.2(p)	Alleged Inventor Claims, Actions, Suits or Proceedings

Exhibit 11.5	Press Release

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of November 14, 2008 (the “Execution Date”), effective as of the Effective Date, by and between Eli Lilly and Company, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, (“Lilly”) and United Therapeutics Corporation, a Delaware corporation, having its principal place of business at 1110 Spring Street, Silver Spring, Maryland 20910 (“United Therapeutics”).  Lilly and United Therapeutics are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, Lilly is manufacturing and selling its proprietary active pharmaceutical ingredient tadalafil under the brand name Cialis® for treatment of erectile dysfunction;

WHEREAS, Lilly is developing and seeking regulatory approval for, and intends to manufacture and sell, tadalafil under a separate Lilly brand name for treatment of pulmonary arterial hypertension, and owns or otherwise controls certain related intellectual property rights;

WHEREAS, United Therapeutics has developed proprietary methods and know-how regarding the development, marketing, promotion, and commercialization of pharmaceutical products for the treatment of pulmonary hypertension;

WHEREAS, Lilly wishes to grant to United Therapeutics, and United Therapeutics wishes to accept, certain rights to market, promote, and commercialize tadalafil under a separate Lilly brand name for the treatment of pulmonary hypertension; and

WHEREAS, contemporaneously with the execution of this Agreement, Lilly and United Therapeutics are entering into a manufacturing and supply agreement pursuant to which Lilly and/or its Affiliates (as defined below) will supply tadalafil under such separate Lilly brand name to United Therapeutics for commercialization purposes, and a stock purchase agreement for the purchase by Lilly of certain common stock of United Therapeutics;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1          “Adverse Event” shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with the treatment, including any variant of an “adverse drug experience” as those terms are defined at either 21 C.F.R. Section 312.32 or 21

C.F.R. Section 314.80 and the relevant non-FDA equivalents, whether arising in or outside of a clinical study.

1.2          “Affiliate” shall mean (a) an entity that owns directly or indirectly a controlling interest in a Party, by stock ownership or otherwise, (b) any entity in which a Party owns a controlling interest, by stock ownership or otherwise, or (c) any entity under common control with a Party, directly or indirectly.  Solely for purposes of the foregoing sentence, “controlling interest” and “control” shall mean the power, whether or not exercised, to direct the management and affairs of a Party, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  The direct or indirect ownership of fifty percent (50%) or more of a Party’s outstanding voting securities shall in any case be deemed to confer “control.”

1.3          “Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a government authority and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, and any applicable FDA regulations relating to sampling practices.

1.4          “Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.5          “Business Opportunity” shall have the meaning set forth in Section 2.4(a).

1.6          “Calendar Quarter” shall mean each of the three (3) month periods ending on March 31, June 30, September 30, and December 31, provided that the first Calendar Quarter during the Term shall commence on the Effective Date and end on March 31, 2009.

1.7          “Calendar Year” shall mean each twelve (12) month period beginning on January 1 and ending on December 31, provided that the first Calendar Year during the Term shall commence on the Effective Date and end on December 31, 2009.

1.8          “Change of Control” shall mean (a) the acquisition of control of United Therapeutics by a Third Party or (b) the sale or other disposition of all or substantially all of the assets of United Therapeutics to a Third Party.  Solely for purposes of the foregoing sentence, “control” shall mean the power whether or not exercised, to direct the management and affairs of United Therapeutics, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  The direct or indirect ownership of fifty percent (50%) or more of United Therapeutics’ outstanding voting securities shall in any case be deemed to confer “control.”

1.9          “Commercialize” (and, with correlative meanings, the terms “Commercializing” and “Commercialization”) shall mean any and all activities relating to the commercialization of the Product, including the Promotion, Detailing, distribution, sale, offer for sale, and importation of the Product after Regulatory Approval of the Product, excluding any and all manufacturing of the Product.

1.10        “Commercialization Plan” shall have the meaning set forth in Section 6.2.

1.11        “Commercially Reasonable Efforts” shall mean with respect to each Party, commercially reasonable efforts in accordance with the business, legal, medical and scientific judgment of a similarly situated company, and in accordance with the efforts and resources a similarly situated company would use for a product owned by it or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

1.12        “Competitive Product” shall mean any phosphodiesterase 5 inhibitor.

1.13        “Compound” shall mean the bulk active pharmaceutical ingredient tadalafil as set forth on Exhibit 1.13.

1.14        “Confidential Information” of a Party shall mean all Information disclosed by such Party to the other Party during the Term, including any and all Information exchanged between the Parties under the Manufacturing and Supply Agreement or the Confidentiality Agreement.

1.15        “Confidentiality Agreement” shall mean the Confidentiality Agreement between the Parties effective February 25, 2008.

1.16        “Control” shall mean, with respect to any information or intellectual property right, possession by a Party of the ability (whether by ownership, license, or otherwise) to grant access, a license, or a sublicense to such information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

1.17        “Corporate Marks” shall mean, with respect to each of the Parties, the corporate name of such Party or those of Affiliates of such Party, and its and their trade names, trademarks, service marks, domain names, and associated logos and designs; provided that Corporate Marks shall not include the Lilly Product Marks.

1.18        “Detail” or “Detailing” shall mean, with respect to Promotion of the Product in the Field in the Territory under the Commercialization Plan, the activity undertaken by a United Therapeutics Sales Representative with respect to a target physician or other individuals or entities with prescribing authority involved or potentially involved in prescribing the Product, to provide information about the benefits and features of the Product in an effort to increase the number of physicians or other individuals or entities with prescribing authority prescribing the Product, and/or the number of prescriptions for the Product.

1.19        “Development” (and, with correlative meanings, the terms “Develop” and “Developing”) shall mean the clinical development, and regulatory activities with respect to seeking Regulatory Approval of the Product for any indication in the Field in the Territory, and post-approval studies, including label extensions in support of the Product in the Field in the

Territory and any studies required by a Regulatory Authority, and excluding any and all manufacturing of the Product.

1.20                        “Dollar” or “$” shall mean the legal tender of the United States of America.

1.21                        “Domain” shall mean, with respect to United Therapeutics, the Product in the Field in the Territory, and, with respect to Lilly, products containing the Compound outside the Field in the Territory, and in all fields outside the Territory.

1.22                        “Effective Date” shall mean the Closing Date as defined in the Stock Purchase Agreement.

1.23                        “Existing Patents” shall have the meaning set forth in Section 8.2(c).

1.24                        “FDA” shall mean the United States Food and Drug Administration, or any successor organization.

1.25                        “Field” shall mean the treatment, amelioration, and prevention of any and all forms of pulmonary hypertension in humans, including (a) all WHO classifications of pulmonary hypertension in the Venice 2003 Revised Classification system and (b) all forms of pulmonary hypertension secondary to other indications.

1.26                        “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

1.27                        “Glaxo ICOS License” shall mean that Collaboration Agreement dated October 3, 1991 and amended January 24, 1997 by and among: Glaxo Group Limited, SmithKline Beecham Corporation, doing business as GlaxoSmithKline, successor in interest to Glaxo Wellcome Inc. and ICOS.

1.28                        “GMP” shall mean the current Good Manufacturing Practices of the FDA, as then in effect.

1.29                        “ICOS” shall mean ICOS Corporation.

1.30                        “ICOS Lilly Agreements” shall mean the Research and Development Service Agreement dated September 30, 1998 between Lilly, and Lilly ICOS LLC, and the Marketing and Sales Service Agreement dated as of September 30, 1998 as amended and restated as January 1, 2003 between Lilly and ICOS (assigned to ICOS Technology Services LLC).

1.31                        “Indemnitee” shall mean, with respect to a Party, such Party and its Affiliates, and their respective directors, officers, employees, agents, contractors and licensees.

1.32                        “Information” shall mean (a) technical or economic information, techniques and data relating to the research, non-clinical development, Development, manufacture, use or Commercialization of the Product, including inventions, practices, methods, knowledge, know-how, skills, experience, test data, including pharmacological, toxicological, preclinical and clinical test data, results, protocols including data relating to Product safety, test data, formulations, specifications, analytical and quality control data, regulatory strategies, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions, and strategies for the research, non-clinical development, Development, manufacture, use or Commercialization of the Product and (b) compositions of matter, devices, articles of manufacture, assays and biological, chemical or physical materials relating to research, non-clinical development, Development, manufacture, use or Commercialization of the Product.

1.33                        “Invention” shall mean any invention or discovery, whether or not patentable, made as a result of the activities of a Party or the Parties pursuant to this Agreement performed after the Effective Date that is necessary or useful in the research, non-clinical development, Development, manufacture, use, or Commercialization of the Product.

1.34                        “JSC” or “Joint Steering Committee” shall have the meaning set forth in Section 3.1.

1.35                        “Lilly Commercialization Activities” shall have the meaning set forth in Section 6.3(c).

1.36                        “Lilly Know-How” shall mean all Information that (a) is Controlled by Lilly at any time during the Term and (b) is necessary or useful in the research, non-clinical development, Development, use or Commercialization of the Product.  Notwithstanding anything herein to the contrary, Lilly Know-How shall exclude Lilly Patents, Lilly’s Corporate Marks and Lilly Product Marks.

1.37                        “Lilly Patents” shall mean all Patents that cover the composition or method of using the Product in the Field in the Territory that are Controlled by Lilly at any time during the Term.  As of the Execution Date, the Lilly Patents are as set forth on Exhibit 1.37.

1.38                        “Lilly Product Marks” shall mean the certain, separate Lilly brand name to be used in connection with marketing and sale of the Product in the Field, distinct from the brand name Cialis®, anticipated as of the Execution Date to be [***]TM, and all other trademarks used or intended for use by Lilly or its Affiliates during the Term in connection with the marketing or sale of the Product in the Field in the Territory, or intended for use by United Therapeutics or its Affiliates during the Term in connection with the marketing or sale of the Product in the Field in the Territory, and approved by Lilly (which approval shall not be unreasonably withheld), other than Corporate Marks of Lilly and the Corporate Marks of United Therapeutics.

1.39                        “Manufacturing and Supply Agreement” shall mean that certain Manufacturing and Supply Agreement entered into by Lilly, an Affiliate of Lilly and United Therapeutics of even date herewith, pursuant to which Lilly has agreed to supply to United Therapeutics, and United Therapeutics has agreed to purchase from Lilly, all of United Therapeutics’ requirements for the Product, subject to, and in accordance with, the terms and conditions set forth in this Agreement and such Manufacturing and Supply Agreement.

1.40                        “Net Sales” shall mean the amount billed for sales of the Product by United Therapeutics, any Affiliate of United Therapeutics, and any sublicensee of United Therapeutics or an Affiliate of United Therapeutics to Third Parties, less:

(a)                  discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount;

(b)                  credits or allowances actually granted upon claims, rejections or returns, including recalls, regardless of the party requesting such;

(c)                  freight postage, shipping and insurance charges paid for delivery of Product to the customer; and

(d)                  taxes or other governmental charges levied on or measured by the billing amount whether absorbed by the billing or billed party.

Such amounts shall be determined from the books and records of United Therapeutics, Affiliates of United Therapeutics, and sublicensees of United Therapeutics or Affiliates of United Therapeutics, maintained in accordance with GAAP.  United Therapeutics agrees that the determination of such amounts will be made using United Therapeutics’ then-current standard procedures and methodologies for external reporting of financial results in reports filed with the Securities and Exchange Commission.

1.41                        “New Patents” shall have the meaning set forth in Section 8.2(a).

1.42                        “Ongoing Lilly Trials” shall have the meaning set forth in Section 5.1.

1.43                        “Patents” shall mean (a) unexpired letters patent (including inventor’s certificates) in the Territory that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, term restoration, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent in the Territory, including any continuation, division or continuation-in-part thereof and any provisional applications, in each case, so long as such application is being diligently prosecuted.

1.44                        “Product” shall mean that prescription pharmaceutical product, the active ingredient of which is the Compound, in finished form and formulation, as further described on Exhibit 1.44, which may be modified from time to time in accordance with the Manufacturing and Supply Agreement.

1.45                        “Promotion” or “Promote” shall mean the marketing and advertising of the Product in the Field in the Territory in accordance with the Commercialization Plan, including medical education, information and communication, market development and medical liaison activities.

1.46                        “Pulmonary Arterial Hypertension” or “PAH” shall mean all WHO classifications of pulmonary arterial hypertension identified in the Venice 2003 Revised Classification system.

1.47                        “Quality Agreement” has the meaning set forth in Section 4.7.

1.48                        “Reasonable Cost” shall mean, with respect to a Party, the reasonable costs and expenses (including full time equivalent costs and Third Party costs) as then calculated, from time to time, by such Party for its internal accounting purposes, such calculation performed consistently with the practice across such Party’s organization.  In any circumstance where Reasonable Costs are expected to exceed one hundred thousand Dollars, the Parties will develop a budget for such circumstance and agree upon a full time equivalent rate that is appropriate for such circumstance.

1.49                        “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations of any Regulatory Authority, whether or not conditional, that are necessary for the commercial sale of the Product in the Field in the Territory and obtained as a result of activities under this Agreement.

1.50                        “Regulatory Authority” shall mean any and all supranational, national, or regional, state, provincial or other local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory agency, department, bureau, commission, council or other government entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the Development, manufacture, use or Commercialization of the Product in the Territory or the designation of the Product as an orphan drug (or equivalent designation) in the Territory, including, with respect to the United States, the FDA.

1.51                        “Regulatory Filings” shall mean all applications, filings, dossiers and the like (excluding routine Adverse Event expedited or periodic reporting), submitted to a Regulatory Authority in the Territory for the purpose of obtaining Regulatory Approval from that Regulatory Authority in the Territory, but do not include submission of promotional materials to Division of Drug Marketing, Advertising, and Communications of the FDA (DDMAC).

1.52                        “Safety Agreement” shall have the meaning set forth in Section 5.5(a).  An example of the table of contents of a Safety Agreement is attached hereto as Exhibit 1.52.

1.53                        “Secondary Indication” shall mean any indication in the Field other than PAH.

1.54                        “Term” shall have the meaning set forth in Section 13.1.

1.55                        “Territory” shall mean the United States of America and Puerto Rico, and United States of America-based Department of Defense and/or Department of Veterans Affairs depots to the extent that such agencies purchase Product in the United States.

1.56                        “Third Party” shall mean any entity other than a Party or its Affiliates.

1.57                        “United Therapeutics Commercialization Activities” shall have the meaning set forth in Section 6.3(a).

1.58                        “United Therapeutics Know-How” shall mean Information, including any and all protocols for conducting preclinical and clinical studies and data and results obtained from such preclinical and clinical studies, including data relating to Product safety, that (a) is within the Control of United Therapeutics at any time during the Term, and (b) is necessary or useful in the research, non-clinical development, Development, manufacture, use, or Commercialization of the Product.

1.59                        “United Therapeutics Promotional Materials” shall have the meaning set forth in Section 6.5(a).

1.60                        “United Therapeutics Sales Representative” shall mean an employee of United Therapeutics or its permitted contractors and a member of United Therapeutics’ sales force engaged in the conduct of Details of the Product and trained as provided under this Agreement and the Commercialization Plan.

1.61                        “Useful” shall mean, with respect to United Therapeutics, reasonably likely to be necessary or materially useful in the Development or Commercialization of the Product in United Therapeutics’ Domain, and, with respect to Lilly, reasonably likely to be necessary or materially useful in the Development, manufacture or Commercialization of products containing the Compound in Lilly’s Domain.

1.62                        “Valid Claim” shall mean a claim within a Lilly Patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, or disclaimer.

ARTICLE 2

GRANT OF RIGHTS

2.1                               License Grant to United Therapeutics.  Subject to the terms and conditions of this Agreement, Lilly hereby grants to United Therapeutics an exclusive (even as to Lilly), non-transferable (subject to Sections 2.3 and 15.2), sublicenseable (subject to Section 2.3) license, under the Lilly Know-How and the Lilly Patents, to Develop and Commercialize the Product in the Field in the Territory during the Term.  Notwithstanding the foregoing, Lilly may conduct research and other development activities with the Compound including, in connection with Lilly’s Development, manufacture and Commercialization of the Product in Lilly’s Domain; provided that Lilly shall not have the right to conduct any clinical study of the Product in the Field in the Territory, other than the Ongoing Lilly Trials, without the prior written consent of United Therapeutics.

2.2                               License Grant to Lilly.  Subject to the terms and conditions of this Agreement, United Therapeutics hereby grants to Lilly, under any and all United Therapeutics Know-How, a royalty-free, non-exclusive, sublicenseable license to:

(a)                                  make and have made the Compound and the Product for use in the Field in the Territory;

(b)                                  in connection with Lilly’s research, non-clinical development, Development, manufacture, and Commercialization of the Product in the Field outside the Territory, conduct Development with respect to the Compound and the Product in the Field in the Territory;

(c)                                  Develop, make and have made, use and Commercialize the Compound and the Product outside the Field in the Territory; and

(d)                                  Develop, make and have made, use and Commercialize the Compound and the Product in any and all fields outside the Territory;

provided that (i) Lilly shall not have the right to conduct any clinical study of the Product in the Field in the Territory, other than the Ongoing Lilly Trials, without the prior written consent of United Therapeutics, and (ii) United Therapeutics shall not have the right to conduct any clinical study of the Product outside the Field in the Territory or in any field outside the Territory, without the prior written consent of Lilly.  Any sublicense of the rights granted by Lilly to United Therapeutics shall be consistent with and subject to the terms and conditions of this Agreement.  Lilly shall be responsible for the performance by its sublicensees of all the terms of this Agreement imposed on Lilly as if such sublicensee were Lilly hereunder as such terms pertain to the rights sublicensed to such sublicensee.

2.3                               Sublicensing.

(a)                                  The license granted to United Therapeutics in Section 2.1 is not sublicenseable without the prior written consent of Lilly, except to (i) United Therapeutics’ Affiliates or (ii) Third Party independent contractors on a fee-for-service basis solely for the purpose of performing activities on behalf of United Therapeutics in connection with this Agreement.  Any such permitted sublicense (A) if granted to a United Therapeutics’ Affiliate, shall terminate, with respect to such Affiliate, upon such Affiliate ceasing to be an Affiliate of United Therapeutics; and (B) shall be consistent with and subject to the terms and conditions of this Agreement.  A final executed copy of any sublicense agreement shall be provided to Lilly within fourteen (14) days after its execution; provided that the financial terms of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of United Therapeutics’ obligations or benefits under this Agreement.

(b)                                  United Therapeutics shall be responsible for the performance by its sublicensees of all the terms of this Agreement imposed on United Therapeutics as if such sublicensee were United Therapeutics hereunder as such terms pertain to the rights sublicensed to such sublicense.

2.4                               Right of First Negotiation.

(a)                                  In the event that Lilly, at any time during the Term, desires to grant rights to a Third Party under any Lilly Know-How or any Lilly Patents to Develop or Commercialize the Product in the Field in any country outside the Territory (other than Japan) (any such potential grant referred to as a “Business Opportunity” for the purposes of this Section 2.4), Lilly agrees to notify United Therapeutics of such Business Opportunity, and provide United Therapeutics with information available to Lilly that is reasonably necessary for United

Therapeutics to evaluate the Business Opportunity.  Lilly shall discuss exclusively with United Therapeutics the Business Opportunity for a period of one hundred twenty (120) days following the date of such notice (such period referred to as a “Negotiation Period” for the purposes of this Section 2.4).  Unless otherwise agreed between the Parties, Lilly will not negotiate or discuss the Business Opportunity with any Third Party, or disclose to any Third Party any of the information regarding the Business Opportunity, until the expiry of the Negotiation Period.  In the event that Lilly and United Therapeutics have not agreed upon the terms and conditions pursuant to which Lilly would grant such rights to United Therapeutics within the Negotiation Period, Lilly shall be free to discuss the Business Opportunity with and disclose information regarding same to any Third Party, subject to Section 2.4(b).

(b)                                  After expiration of the Negotiation Period, Lilly will not grant such rights to any Third Party under terms that, when considered as a whole, are less favorable to Lilly than the terms last offered by Lilly to United Therapeutics during the discussions between the Parties during the Negotiation Period.

2.5                               Representation and Warranty, and Negative Covenant.

(a)                                  United Therapeutics represents and warrants that, as of the Effective Date, no Patent Controlled by United Therapeutics or an Affiliate of United Therapeutics covers, or would be infringed by, the activities contemplated under the terms of this Agreement, including (i) the Development and Commercialization of the Product by United Therapeutics in United Therapeutics’ Domain or (ii) the Development, manufacture, and Commercialization of the Product in Lilly’s Domain.

(b)                                  United Therapeutics covenants that neither it nor its Affiliates or sublicensees shall use or practice the Lilly Know-How and the Lilly Patents for any use or purpose except as expressly permitted in this Agreement.  United Therapeutics agrees to impose the covenant contained in this Section 2.5(b) on all of its Affiliates and sublicensees.

(c)                                  Lilly shall not, during the Term or thereafter assert nor cause to be asserted against United Therapeutics or its Affiliates or sublicensees any intellectual property right not licensed to United Therapeutics under this ARTICLE 2 that is or might be infringed by reason of United Therapeutics’ or its Affiliates’ or sublicensees’ Development and Commercialization of the Product in accordance with this Agreement.  Lilly agrees to impose the covenant contained in this Section 2.5(c) on all of its Affiliates.

2.6                               Potential Preferred Partners.  Each Party sees potential value in the other Party as a possible route to market for future products in the other Party’s area of experience and expertise. In furtherance thereof, from time to time, Lilly may disclose to United Therapeutics certain opportunities available to Lilly for products for orphan indications, and United Therapeutics may disclose to Lilly certain opportunities available to United Therapeutics for products in Lilly’s area of expertise, and in either case, if so disclosed, the Parties may choose to discuss the development and commercialization of such opportunities with each other.  In order to implement the objectives under this Section 2.6, the Parties anticipate that, on each anniversary of the Execution Date, the CEO of United Therapeutics and the Senior Vice President of Corporate Strategy and Policy of Lilly, or their designees, shall meet at a mutually agreeable location in New York City to review one or two potential strategic development and commercialization opportunities from each Party.  Notwithstanding anything to the contrary, this Section 2.6 creates and imposes no binding obligation on either Party with respect to the development or commercialization of any future product opportunities.

2.7                               No Other Rights.

(a)                                  No right or license under any United Therapeutics Know-How, or under any Lilly Know-How or any Lilly Patents, is granted or shall be granted by implication.  For clarity, except as expressly set forth in this Agreement, (i) no right or license is granted to United Therapeutics, under any Lilly Know-How or any Lilly Patents, to conduct research and/or non-clinical development with respect to the Compound and/or the Product, or to manufacture the Compound and/or the Product, (ii) Lilly retains all rights under all Lilly Know-How and all Lilly Patents in Lilly’s Domain, and (iii) Lilly shall have sole control of manufacture of the Compound and the Product for use in United Therapeutics’ Domain (subject to the express terms of the Manufacturing and Supply Agreement and this Agreement), and any and all research, non-clinical development, Development, manufacture, use, Commercialization of the Compound and/or the Product in Lilly’s Domain.

(b)                                  Except as otherwise provided herein, no right, express or implied, is granted under this Agreement to either Party to use in any manner the Corporate Marks of the other Party in connection with the performance of this Agreement.

ARTICLE 3

GOVERNANCE

3.1                               General.  The Parties desire to establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall oversee the Parties’ activities under this Agreement and facilitate communications between the Parties with respect to the manufacture and supply of the Product for use, and the Development and Commercialization of the Product, in the Field in the Territory under this Agreement.

3.2                               Joint Steering Committee.

(a)                                  Formation and Purpose.  Within forty-five (45) days after the Effective Date, each Party shall appoint three (3) members of its management to be its JSC representatives.  Each Party may replace its JSC representatives by written notice to the other Party.  The purpose of the JSC shall be to provide a forum for joint discussion between the Parties in order to (i) coordinate the manufacture and supply of the Product for use, and the Development and Commercialization of the Product, in the Field in the Territory, (ii) keep United Therapeutics generally advised of Lilly’s activities that would affect such Development and Commercialization of the Product in the Field in the Territory, and (iii) identify activities that would be of mutual benefit with respect to the Product.  The JSC shall have the membership and shall operate by the procedures set forth in Section 3.4.

(b)                                  Specific Responsibilities of the JSC.  In addition to its overall responsibility for coordinating the Parties’ activities under this Agreement, the JSC shall, in particular and in a timely manner:

(i)                                    monitor progress of the Development of the Product in the Field in the Territory, including the Ongoing Lilly Trials;

(ii)                                review and, as further described in Section 6.2, comment upon the Commercialization Plan, and all updates or amendments thereto;

(iii)                            review and comment upon plans for Development of the Product in the Field, including clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol, and all updates or amendments thereto;

(iv)                               review any and all clinical trials, including audit plans with respect thereto, conducted by United Therapeutics with respect to the Product in the Field in the Territory and conducted by Lilly with respect to the Ongoing Lilly Trials;

(v)                                   review any and all audit reports and action plans with respect thereto provided by United Therapeutics pursuant to Section 5.2(d);

(vi)                               review confirmation of United Therapeutics’ completion of any monitoring and quality oversight actions required to be taken pursuant to this Agreement;

(vii)                           review any serious and/or persistent site non-compliance issues that affect patient safety and/or data integrity along with the corrective action plan, each to the extent regarding the Product in the Field in the Territory;

(viii)                       facilitate the flow of information with respect to the Commercialization of the Product in the Field in the Territory by United Therapeutics and Commercialization of the Product in the Field outside the Territory by Lilly, where such information is Useful to the other Party;

(ix)                              facilitate mechanisms for discussion between the Parties with respect to submission of Regulatory Filings for the Product in the Field in the Territory, including processes for preparing Regulatory Filings for the Product in the Field in the Territory consistent with Lilly’s standard operating procedures;

(x)                                  facilitate mechanisms for discussion between the Parties with respect to Development of the Product in the Field, including the contents and submission of Regulatory Filings, to the extent such Development and such Regulatory Filings are Useful to United Therapeutics or to Lilly;

(xi)                              facilitate communication between the Parties with respect to all serious adverse events or significant safety issues for products which contain the Compound in all fields throughout the world to the extent such information is Useful to United Therapeutics or to Lilly, consistent with the terms of the Safety Agreement and coordinate efforts of the Parties to ensure proper reporting of all Adverse Events for the Product in the Field in the Territory in accordance with Applicable Law and consistent with the terms of the Safety Agreement;

(xii)                          facilitate the flow of information with respect to any material new studies of which either Party becomes aware which relate to the Product in the Field (whether inside or outside of the Territory);

(xiii)                      facilitate the flow of publicly available information with respect to any material studies of which either Party becomes aware which relate to any Competitive Product controlled by a Third Party in the Field throughout the world, in either case to the extent such information is Useful to United Therapeutics or to Lilly;

(xiv)                         facilitate the flow of information with respect to any material studies being conducted by Lilly which relate to products which contain the Compound outside the Field throughout the world, to the extent such information would be reasonably likely to materially adversely affect the Product in United Therapeutics’ Domain;

(xv)                             implement policies and procedures for providing United Therapeutics with copies of all correspondence and communications with Regulatory Authorities relating to products which contain the Compound in PAH, and in the event that United Therapeutics pursues any Secondary Indication with the approval of Lilly as described in Section 5.2(i), such Secondary Indication, to the extent such correspondence and communications are Useful to United Therapeutics;

(xvi)                         implement policies and procedures for providing United Therapeutics with updates regarding all correspondence and communications with Regulatory Authorities relating to products which contain the Compound in all fields throughout the world other than PAH, and in the event that United Therapeutics pursues any Secondary Indication with the approval of Lilly as described in Section 5.2(i), such Secondary Indication, to the extent such correspondence and communications are reasonably likely to materially adversely affect the Product;

(xvii)                     coordinate the availability, timing, and amount of placebo to be supplied by Lilly to United Therapeutics for the Development of the Product in the Field in the Territory and for supply of the Product in the Field in the Territory, and procedures for forecasting and ordering such placebo and Product pursuant to the Manufacturing and Supply Agreement;

(xviii)                 monitor Lilly’s manufacturing capacity for the Product for use in the Field in the Territory pursuant to the Manufacturing and Supply Agreement;

(xix)                        establish subcommittees as needed to address issues in the Development and Commercialization of the Product in the Field in the Territory, and address disputes or disagreements arising in any subcommittee so established; and

(xx)                            perform such other functions as the Parties may agree in writing.

3.3                               Areas Outside the JSC’s Authority.  The JSC shall have no authority other than that expressly set forth in Section 3.2, and, except as expressly stated therein, shall have no authority with respect to any action or decision relating to Lilly’s Domain, or the manufacture of the Product. In no event shall the JSC have the right to modify or amend, or waive the terms of, or either Party’s compliance with, this Agreement.

3.4                               Operating Principles. The Parties hereby acknowledge and agree that the deliberations and decision-making of the JSC, and any subcommittee established by the JSC, shall be in accordance with the following operating principles:

(a)                                  Chairpersons. The JSC shall have co-chairpersons. Each of United Therapeutics and Lilly shall select from their representatives a co-chairperson for the JSC. The co-chairpersons of the JSC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. The JSC co-chairperson of a Party shall call a meeting of the JSC promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

(b)                                  Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than twice per Calendar Year. The JSC shall meet alternately at Lilly’s facilities in Indianapolis, Indiana, and United Therapeutics’ facilities in Silver Spring, Maryland, or at such locations as the Parties may otherwise mutually agree. Other employees of each Party (including the Alliance Managers, as defined in Section 3.5(a)) involved in the Development, manufacture, or Commercialization of the Product in the Field in the Territory may attend meetings of the JSC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development, manufacture, or Commercialization of the Product may attend meetings of the JSC as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in ARTICLE 11; and provided that the term of such obligations may be reduced by mutual agreement of the Parties so as to be commercially reasonable based on the circumstances. Each Party shall be responsible for all of its own expenses associated with participating in the JSC. Meetings of the JSC may be held by audio or video teleconference with the mutual consent of the Parties; provided that one (1) JSC meeting per Calendar Year shall be held in person.

(c)                  Decision Making. The JSC is an advisory body only, and the rights and authorities of the Parties are set forth in this Agreement, including Section 3.4(c)(ii) and 3.4(c)(iii). The Parties shall use Commercially Reasonable Efforts to cause their respective members of the JSC to act in good faith and cooperate with one another. Any disagreement between the Parties shall be first submitted to the Alliance Managers in order to facilitate a resolution and then, if not resolved, at the election of either Party, be referred for resolution pursuant to ARTICLE 14.  Notwithstanding the foregoing, each Party has final decision-making authority with respect to certain matters pursuant to 3.4(c)(ii) and 3.4(c)(iii), and no decision made in accordance with such final decision-making authority shall be subject to any dispute resolution mechanism or procedure under ARTICLE 14.  Notwithstanding anything else in this Agreement or the Manufacturing and Supply Agreement, in no event shall either Party exercise its final decision-making authority in a manner that would have the effect of modifying, or would otherwise be in conflict with, the terms of this Agreement or the Manufacturing and Supply Agreement.

(ii)                                Lilly shall have final decision-making authority regarding any and all matters relating to:

(1)                                 research, non-clinical development, and Development, including all Regulatory Filings for submission to Regulatory Authorities;

(2)                                 manufacture of the Product, subject to the terms of the Manufacturing and Supply Agreement;

(3)                                 any product containing the Compound in Lilly’s Domain;

(4)                                 any recall or withdrawal of the Product in accordance with Section 5.6;

(5)                                 patent strategy in respect of all Lilly Patents, subject to Section 8.2; and

(6)                                 any matter that would be reasonably likely to materially adversely affect Cialis®;

provided that, if Lilly exercises its decision-making authority under this Agreement, including under Section 3.4(c)(ii)(1), 3.4(c)(ii)(2), 3.4(c)(ii)(4), 3.4(c)(ii)(5), 3.4(c)(ii)(6), 5.2(i), 6.2, 8.2(c), 8.3, 8.6(d), 8.7 or 9.8, Lilly will make a good faith effort to consult with United Therapeutics prior to making any decision that is reasonably likely to be material to United Therapeutics, and, if United Therapeutics requests, provide to United Therapeutics a reasonably detailed written explanation of the basis for such decision. If the Parties disagree on such decision, Lilly agrees, at United Therapeutics’ request, to make available a member of Lilly’s Executive Committee within ten (10) business days to discuss such matter; provided, however, that such a discussion will not affect Lilly’s right to exercise its final decision-making authority with respect to such decision.

(iii)                            Subject to Section 3.4(c)(ii) or as otherwise expressly set forth in this Agreement, United Therapeutics shall have final decision-making authority regarding any and all matters relating to Commercialization of the Product in the Field in the Territory, subject to ARTICLE 6.

(iv)                               When exercising its decision-making authority under this Agreement, each Party shall:

(1)                                 keep the other Party closely informed about its activities related to the decision;

(2)                                 closely consult with the other Party on such activities and the possible decision(s) to be made and confer in good faith with the other Party respecting same;

(3)                                 with respect to Lilly, in evaluating any decision, treat the Product in United Therapeutics’ Domain as if it is a proprietary product solely of Lilly; and

(4)                                 exercise its decision-making authority in accordance with the principles set forth in Section 4.1.

(d)                                  Meeting Agendas. Each Party shall disclose to the other Party proposed agenda items along with appropriate information at least ten (10) Business Days in advance of each meeting of the JSC; provided that, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

3.5                               Alliance Managers.

(a)                                  Each of the Parties shall appoint a single individual to act as that Party’s point of contact for communications between the Parties relating to the activities conducted under this Agreement (each, an “Alliance Manager”).  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b)                                  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties and within the JSC. Each Alliance Manager will also:  (i) be the point of first referral in all matters of conflict resolution; (ii) coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Product in the Field in the Territory; (iii) provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iv) identify and bring disputes to the attention of the JSC in a timely manner; (v) plan and coordinate cooperative efforts and internal and external communications; and (vi) take responsibility for ensuring that governance activities, such as the conduct of required JSC meetings and production of meeting minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

(c)                                  The Alliance Managers shall use good faith efforts to attend all JSC meetings and support the co-chairpersons of the JSC in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in JSC meetings, unless they are also appointed members of the JSC pursuant to Section 3.2(a); provided, however, that an Alliance Manager may bring any matter to the attention of the JSC in order to facilitate a resolution of such matter.

3.6                               Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between the Parties is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

ARTICLE 4

JOINT OBLIGATIONS AND DILIGENCE

4.1                               Conduct of the Parties. The Parties’ mutual objective is to permit United Therapeutics, pursuant to and in accordance with the terms of this Agreement, to Develop and Commercialize the Product in United Therapeutics’ Domain while not taking any action that would be reasonably likely to materially adversely affect development and commercialization of products containing the Compound in Lilly’s Domain. Each Party shall conduct itself and its activities hereunder consistent with that understanding, consistent with sound and ethical business and scientific practices. Each Party intends, in working with the other Party to Develop and Commercialize the Product in the Field in the Territory and otherwise as set forth in this Agreement, to assign responsibilities for the various operational aspects of the Development and Commercialization of the Product in United Therapeutics’ Domain to those portions of each Party’s organization that have the most appropriate resources, expertise, and responsibility for such functions. In all matters related to such activities, the Parties shall strive to balance, as best as reasonably possible, their respective legitimate interests and concerns and to realize the economic potential of the Product in United Therapeutics’ Domain and products containing the Compound in Lilly’s Domain (taking into account the risks and costs of further Development and Commercialization).

4.2                               Commercially Reasonable Efforts. Each Party shall use Commercially Reasonable Efforts to conduct the Development to obtain Regulatory Approval for the Product for use in the Field in the Territory and to carry out those activities for which it is responsible as set forth in each Commercialization Plan, it being understood that activities set forth in such Commercialization Plan with respect to later years, when compared to the then-present year, shall be of a less definitive nature than those set forth for the then-present year.

4.3                               Initial Transfer of Know-How. After the Effective Date, the Parties shall use Commercially Reasonable Efforts to transfer any Lilly Know-How to United Therapeutics that United Therapeutics, acting reasonably, may request.

4.4                               Sharing of Development and Commercialization Information

(a)                  From time to time during the Term, United Therapeutics, acting reasonably, may request access to any Lilly Know-How that is Useful to United Therapeutics, and Lilly shall use Commercially Reasonable Efforts to provide such access. From time to time during the Term, Lilly, acting reasonably, may request access to any United Therapeutics Know-How that is Useful to Lilly, and United Therapeutics shall use Commercially Reasonable Efforts to provide such access.

(b)                  During the Term, each Party shall use Commercially Reasonable Efforts to make available to the other Party information that is Useful to the other Party relating to the Development or Commercialization of the Product in the Field at no cost to such other Party.

4.5                               Sharing of Market Research. Each Party may, at its discretion and expense, undertake such market surveys, market research and analyses thereof relating to the Product in the Field (whether inside or outside of the Territory) as it deems fit, and such information shall be and remain the Confidential Information of the Party undertaking same. During the Term, each Party shall, to the extent it is capable of doing so, make any such information, to the extent such information is Useful to the other Party, available to the other Party at no cost to that other Party.

4.6                               Duty to Confer and Consult. The Parties shall confer in good faith regarding their respective activities under this Agreement and the strategies for pursuing same. Each Party shall closely consult with the other Party on its activities under this Agreement, and shall keep the other Party closely informed where such information is Useful to the other Party.

4.7                               Quality Agreement. The Parties will negotiate the terms and conditions of an agreement regarding quality-related aspects of the relationship between Lilly and United Therapeutics including quality assurance procedures (the “Quality Agreement”).

ARTICLE 5

DEVELOPMENT AND REGULATORY ACTIVITIES

5.1                               Current Status of Development of Product. As of the Effective Date, Lilly holds the Regulatory Approval for a product containing the Compound in a certain finished form and formulation under the Lilly brand name Cialis® for treatment of erectile dysfunction, has conducted clinical trials for the Product in the Field, has submitted a New Drug Application to the FDA for Regulatory Approval for the Product in PAH in the Territory, and is conducting certain clinical trials for the Product as of the Effective Date set forth in Exhibit 5.1 (the “Ongoing Lilly Trials”).

5.2                               Clinical Development Activities.

(a)                                  Lilly will use Commercially Reasonable Efforts to complete the Ongoing Lilly Trials, and any follow-on analysis and reporting and filing results with the FDA with respect thereto.

(b)                                  Subject to Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e) and 5.2(f), United Therapeutics’ Development Activities shall include conducting (or having conducted) all clinical trials (including Phase IV studies) for the Product in the Field in the Territory other than the Ongoing Lilly Trials. Each Party agrees and acknowledges that the other Party shall not be in breach of this Agreement solely as a result of the failure of the Product in any clinical trial.

(c)                                  If the Parties agree in advance in writing that Lilly shall conduct any clinical development activities on behalf of United Therapeutics in United Therapeutics’ Domain, other than with respect either to the Ongoing Lilly Trials or as otherwise set forth in Section 5.2(e), then the Parties, acting reasonably, shall agree upon a protocol for each such activity.

(d)                                  In the event that the FDA requires any additional clinical study to be performed for the Product prior to obtaining Regulatory Approval of the Product in PAH in the

Territory, United Therapeutics shall be responsible for conducting such study; provided that, prior to initiation of any such study, United Therapeutics shall notify Lilly, and submit to Lilly the protocol for such study, including any and all quality plans with respect thereto, including a plan for monitoring and auditing such study, and shall implement any and all of Lilly’s comments and suggestions regarding such study protocol and quality plans, which comments and suggestions shall be made to United Therapeutics as soon as reasonably possible, and in any event within sixty (60) days after Lilly’s receipt of the protocol and quality plans. For clarity, United Therapeutics shall not conduct any such study prior to obtaining Lilly’s approval, not to be unreasonably withheld, with respect to such study and such study protocol and quality plans. If the FDA requires any additional non-clinical study to be performed for the Product prior to obtaining Regulatory Approval of the Product in PAH in the Territory, the Parties will confer to determine what actions should be taken.

(e)                                  In the event that the FDA conditions initial Regulatory Approval for Product in PAH in the Territory upon a commitment to conduct following Regulatory Approval any additional non-clinical study or any additional clinical study for the Product, Lilly and United Therapeutics will use Commercially Reasonable Efforts to conduct such study. Lilly, acting reasonably, shall establish the protocol for such study, including any and all quality plans with respect thereto, including a plan for monitoring and auditing such study.

(f)                                    The Parties acknowledge that United Therapeutics intends to conduct certain Phase IV studies for the Product, as further described on Exhibit 5.2(f); provided, however, that all such studies shall be limited to PAH, and in the event that United Therapeutics pursues any Secondary Indication with the approval of Lilly as described in Section 5.2(i), such Secondary Indication. United Therapeutics, prior to initiating any such Phase IV study, will provide the protocol for such Phase IV study to Lilly, together with other information related to such Phase IV study requested by Lilly, for review and approval, such approval not to be unreasonably withheld.

(g)                                 United Therapeutics will not support, either directly or indirectly, any investigator initiated trial (“IIT”) with the Product unless, prior to the initiation of such an IIT, United Therapeutics provides the protocol for such IIT to Lilly, together with other information related to such IIT requested by Lilly, for review and approval, such approval not to be unreasonably withheld. The Parties will establish, as soon as practicable after the Effective Date, a standard procedure for the review and, where appropriate, approval by Lilly of the protocol, and other related information, for an IIT.

(h)                                 In the event that United Therapeutics desires to conduct any label enhancement study for the Product for PAH (other than a study required by FDA as described in Section 5.2(e) or for a Secondary Indication as described in Section 5.2(i)) after obtaining Regulatory Approval for the Product in PAH in the Territory, United Therapeutics shall provide the protocol for such study to Lilly, together with other information related to such study requested by Lilly, for review and approval, such approval not to be unreasonably withheld.

(i)                                    The Parties acknowledge and agree that, under the terms of this Agreement, Lilly has granted rights to United Therapeutics in the Field, which includes Secondary Indications, but that United Therapeutics will not conduct any Development or

Commercialization activities with respect to any Secondary Indication without the prior consent of Lilly which may be given in Lilly’s sole discretion. In the event that United Therapeutics desires to conduct any Development activities, including any clinical study, with respect to the Product in a Secondary Indication in the Territory, United Therapeutics will notify Lilly and submit to Lilly the plan for such Development, and shall not conduct any such Development without the prior written consent of Lilly, which may be withheld in Lilly’s sole discretion. If Lilly consents to the conduct of such Development, United Therapeutics shall submit to Lilly the protocol for any study that United Therapeutics intends to conduct in connection with such Development, including for example any and all quality plans with respect thereto and a plan for monitoring and auditing such study. United Therapeutics shall not conduct any such study prior to obtaining Lilly’s approval, which may be withheld in Lilly’s sole discretion. In the event that Lilly approves such a plan for Development for a Secondary Indication, and studies conducted under such plan for Development achieve pre-specified primary endpoints, Lilly will not thereafter object to the pursuit of Regulatory Approval for such Secondary Indication, except based on valid safety, quality, or material regulatory concerns.

(j)                                    United Therapeutics shall from time to time provide a list of Third Party contractors used in the conduct of Development activities under this Agreement, and Lilly may object to the use of same by providing notice of such objection to United Therapeutics. United Therapeutics will not use such contractors without the prior written consent of Lilly. United Therapeutics shall disclose any data to any Third Party only as necessary for such Third Party to conduct the Development activities assigned to such Third Party and under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in ARTICLE 11; provided that the term of such obligations may be reduced so as to be commercially reasonable based on the circumstances. United Therapeutics shall provide a full audit report and any requested supporting documentation with respect to any and all audits performed by United Therapeutics of any Third Party contractors and/or clinical trial sites used by United Therapeutics to conduct Development activities under this Agreement. Lilly shall have the right to audit together with United Therapeutics, any and all source data produced by United Therapeutics and/or any Third Party contractors, particularly those Third Party contractors whose activities would be material to the conduct of a study with specific reference to the quality of data to be obtained from such study, and/or clinical trial sites used by United Therapeutics to conduct Development activities. United Therapeutics shall notify the JSC of any serious and/or persistent site non-compliance issues, with respect to clinical trials conducted by United Therapeutics under this Agreement, along with a plan for correcting such issues. United Therapeutics shall provide confirmation to the JSC upon completion of any such corrective measures.

(k)                                Each Party will have the responsibility for publication plans surrounding all studies, including authorship, abstract, poster, slide, and manuscript content and submission plans, conducted by such Party, subject to Section 11.6.

5.3                               Regulatory Matters.

(a)                                  Lilly Responsibilities in Lilly’s Domain. As between Lilly and United Therapeutics, Lilly shall be solely responsible for any and all regulatory activities with respect to the Compound and products containing the Compound in Lilly’s Domain, including filing of all

Regulatory Filings for the Compound and such products, maintenance of all Regulatory Approvals, any reports or submissions required to be made to any non-governmental Third Party payors, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities.

(b)                                  Overview of Responsibilities in the Field and in the Territory. As between Lilly and United Therapeutics, subject to the terms of this Agreement, Lilly shall be responsible for regulatory activities with respect to the Product in the Field in the Territory, as described in Sections 5.3(c), 5.3(d), 5.4, 5.5 and 5.6, except with respect to preparation of any and all Regulatory Filings for all indications in the Field (other than for the Ongoing Lilly Trials), which shall be the responsibility of United Therapeutics as described in Section 5.3(d).  United Therapeutics shall cooperate with Lilly and take reasonable actions to assist Lilly in obtaining Regulatory Approvals for the Product in the Field in the Territory, including in the drafting and review of all Regulatory Filings for the Product in the Field in the Territory.

(c)                                  Regulatory Activities by Lilly in the Field and in the Territory.

(i)                                    Lilly shall cooperate with United Therapeutics and be responsible for and shall use Commercially Reasonable Efforts to conduct all regulatory activities with respect to seeking and maintaining Regulatory Approval for the Product for use in the Field in the Territory, including:

(1)                                 preparing, filing and prosecuting Regulatory Filings and seeking and maintaining Regulatory Approvals for (i) the New Drug Application Lilly filed with the FDA for Regulatory Approval for the Product for the treatment of Pulmonary Arterial Hypertension, and (ii) the Ongoing Lilly Trials;

(2)                                 subject to Section 5.2(i), reviewing, filing and prosecuting Regulatory Filings and seeking and maintaining Regulatory Approvals for Secondary Indications as prepared by United Therapeutics; and

(3)                                 addressing all regulatory matters arising after obtaining Regulatory Approval, including, only for purposes of example but not limitation, regulatory post-marketing inquiries.

(ii)                                United Therapeutics will control the NDC number for the Product and, as holder of the NDC number, be responsible for all obligations with respect to providing pricing reports to government authorities having responsibility for pricing matters, including those Regulatory Authorities overseeing matters relating to Medicare and Medicaid.

(iii)                            The Parties anticipate seeking Regulatory Approval for registration of a separate Lilly Product Mark for the Product in the Field in the Territory. Lilly shall make Commercially Reasonable Efforts to apply for and secure registration of a Lilly Product Mark for the Product in the Field in the Territory.

(iv)                               Lilly will provide United Therapeutics with prompt detailed written notice of all updates and revisions of any kind or nature to the Regulatory Filings for the Product in the Field in the Territory. At United Therapeutics’ reasonable request, Lilly shall provide United Therapeutics with all Information and documentation relating to any such regulatory activities. Lilly shall keep United Therapeutics informed about all regulatory activities or developments with respect to Lilly’s Domain that are reasonably likely to materially adversely affect United Therapeutics’ Domain.

(d)                                  Regulatory Activities by United Therapeutics in the Field and in the Territory. With respect to the preparation and filing of Regulatory Filings for the Product in the Field in the Territory for all Secondary Indications, and for all post-marketing studies following the Regulatory Approval of the Product in the Field in the Territory:

(i)                                    United Therapeutics shall be responsible for and, if it opts to proceed with any such Regulatory Filing, shall use Commercially Reasonable Efforts to prepare all such Regulatory Filings for review and approval by Lilly.

(ii)                                Lilly shall provide upon United Therapeutics’ request information regarding Lilly’s processes for filing Regulatory Filings as necessary for United Therapeutics to prepare all such Regulatory Filings in a form that is consistent with such processes, and United Therapeutics shall prepare all such Regulatory Filings in a form that is consistent with such processes.

(iii)                            United Therapeutics shall submit to Lilly each such proposed Regulatory Filing prepared for Lilly’s comments and review, such review and comments to be transmitted to United Therapeutics as soon as reasonably possible, and in any event within the periods set forth in this Section 5.3(d)(iii).  Unless Lilly notifies United Therapeutics in writing of Lilly’s proposed modification of a Regulatory Filing prepared by United Therapeutics hereunder within sixty (60) days of Lilly’s receipt thereof, such Regulatory Filing shall be deemed approved by Lilly as to form and substance and ready for filing with the relevant Regulatory Authority. If Lilly notifies United Therapeutics, pursuant to Lilly’s exercise of its authority under Section 3.4(c)(ii), that such proposed Regulatory Filing lacks necessary information, is not in accordance with Lilly’s processes for preparing Regulatory Filings, does not comply with Applicable Laws, or otherwise is not appropriate for filing with the relevant Regulatory Authority, it shall so notify United Therapeutics during such sixty (60) day period, and the Parties shall meet and confer with respect to any changes or additions recommended by Lilly. In addition, the JSC shall establish mechanisms or guidelines for the interactions following such meeting of the Parties with respect to the submission of Regulatory Filings for the Product in the Field in the Territory, including the submission of information as a follow up to any such submitted Regulatory Filing, which mechanisms or guidelines shall be consistent with the Parties’ obligations described in this Section 5.3.

(iv)                               Following Lilly’s approval of a Regulatory Filing under this Section 5.3 (either by express approval or by failure to reject as provided in Section 5.3(d)(iii)), Lilly agrees to file promptly, in its own name, such Regulatory Filing with the proper Regulatory Authority, with a copy of each such Regulatory Filing to be simultaneously delivered to United Therapeutics.

(e)                                  Ownership of Regulatory Filings. All Regulatory Approvals and Regulatory Filings, including all global databases, relating to the Product in the Field in the

Territory shall be solely owned by Lilly and held in the name of Lilly or its designated Affiliates. Lilly shall designate a representative to serve as the designated regulatory official for the Product in the Field in the Territory for purposes of receiving communications from the FDA.

5.4                               Interactions with Authorities; Regulatory Inquiry, Inspection, and Audit.

(a)                                  Except with respect to marketing materials or as may be required by Applicable Law, United Therapeutics shall not communicate regarding the Product in the Field in the Territory with any Regulatory Authority unless explicitly requested or permitted in writing to do so by Lilly or unless so ordered by a Regulatory Authority, in which case United Therapeutics shall provide notice of such order promptly to Lilly. United Therapeutics may communicate with Regulatory Authorities regarding marketing materials for the Product in the Field in the Territory in accordance with an approach that ensures appropriate regulatory disclosure, which approach shall be mutually agreed upon by the Parties prior to any such communication; provided, however, that United Therapeutics, upon Lilly’s request, will deliver to Lilly a copy of any and all such marketing materials prior to filing such marketing materials with FDA. Each Party shall promptly provide the other Party with copies of all written or electronic correspondence or communications received by it from Regulatory Authorities to the extent such correspondence or communications are Useful to the other Party; provided, however, that Lilly’s obligation with respect to correspondence and communications relating to the manufacture of Product will be governed by the terms of the Manufacturing and Supply Agreement and not by this Section 5.4(a).  If such correspondence or communication requires a response, the Parties shall collaborate to prepare a draft response, which draft shall be subject to approval by Lilly (either by express approval or by failure to reject as provided in Section 5.3(d)(iii)), and where so approved by Lilly, filed by the Party from whom the FDA requested a response.

(b)                                  To the extent possible, and as soon as reasonably possible, Lilly shall provide to United Therapeutics reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority in which matters that would be expected to relate to the Product in the Field in the Territory will be discussed. United Therapeutics shall have the right to have reasonable representation present at all such meetings and have reasonable representation attend each such conference telephone call with any Regulatory Authority in which matters that would be expected to relate to the Product in the Field in the Territory will be discussed, in each case as silent observers (except with respect to marketing materials) and to the extent permitted by such relevant Regulatory Authority. Notwithstanding anything to the contrary in this Agreement: United Therapeutics will not have a right to have representation at any meeting or in any conference telephone call that would be expected to relate to Cialis® or the manufacture of Product; and, if United Therapeutics is represented at any meeting or conference call in which matters relating to Cialis® or the manufacture of Product will be discussed, United Therapeutics will excuse itself from those discussions. To the extent possible, and as soon as reasonably possible, United Therapeutics shall provide to Lilly reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority in the Territory in which matters that would be expected to relate to the Compound or the Product will be discussed. Lilly shall have the right to have reasonable representation present at all such meetings and have reasonable representation attend each such conference telephone call with any

Regulatory Authority in the Territory relating to the Compound or the Product, in each case, to the extent permitted by such relevant Regulatory Authority.

(c)           Each Party shall notify the other Party within one (1) Business Day after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning the Development, manufacture, use or Commercialization of the Product in the Field to the extent such investigation or inquiry would be reasonably likely to materially adversely affect the other Party’s Domain.

(d)           If a Regulatory Authority desires to conduct an inspection or audit with regard to the Product of a Party’s facility or a facility under contract with a Party with respect to the activities of either Party relevant to this Agreement, such Party shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.  Lilly shall have the right to file all responses to any Regulatory Authority in connection with any such inspection or audit of any facility, where permitted by Applicable Law, and if it cannot do so under Applicable Law, then Lilly shall have the right to approve any such response that may be prepared by United Therapeutics prior to its submission to the relevant Regulatory Authority (either by express approval or by failure to reject as provided in Section 5.3(d)(iii)).  The Party so inspected or audited shall conform its activities under this Agreement to any commitments made in such a response, except to the extent that such Party believes in good faith that such commitments violate Applicable Law.

5.5          Drug Safety.

(a)           Adverse Event Reporting.  Lilly shall be responsible for all activities related to the processing, evaluation, and reporting of Adverse Events to appropriate authorities, in accordance with local requirements, for the Product for all indications (including the Field) in all Territories.  United Therapeutics shall assist Lilly in the surveillance, receipt, evaluation, and reporting of Adverse Events for the Product in the Field in the Territory.  United Therapeutics and Lilly shall enter into a safety agreement setting forth a process regarding compliance with all Applicable Laws and both Parties’ obligations related to such Adverse Event responsibilities for the Product (the “Safety Agreement”).  In addition, the Safety Agreement will set forth procedures for sharing information between the Parties regarding Adverse Events specific to the Field.  The Parties shall commence negotiation of such safety agreement within thirty (30) days after the Execution Date.  Notwithstanding the forgoing, United Therapeutics shall notify the JSC of any serious and/or persistent site non-compliance issues, with respect to Development and Commercialization activities conducted by United Therapeutics under this Agreement, that affect patient safety and/or data integrity along with a plan for correcting such issues.  United Therapeutics shall provide written confirmation to the JSC upon completion of any such corrective measures.  The Safety Agreement will provide that Lilly shall provide United Therapeutics with aggregated safety information related to Compound (excluding Adverse Events resulting from Development activities conducted outside the Field), subject to redaction by Lilly from such reports of proprietary information.

(b)           Right to Audit.  Each Party shall have the right to perform audits of the other Party’s pharmacovigilance activities relating to the Parties’ activities under the terms of this Agreement including compliance by the other Party with Applicable Law.  The frequency of such audits will be no more than once in any three (3) year period during the Term; provided that such audits may be more frequent if, in the auditing Party’s sole discretion, more frequent audits are necessary by a risk-based approach, and except in ‘for cause’ situations where, in the event of a serious or potentially serious issue, additional audits may be conducted.  The notification of one party’s intent to conduct such an audit will be provided in writing to the other Party within a reasonable time period in advance, based upon the particular circumstances of the situation.

5.6          Product Withdrawals and Recalls.  In the event that (a) an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market in the Field in the Territory; (b) any Regulatory Authority in the Territory threatens or initiates any action to remove the Product from the market in the Field in the Territory; or (c) any Regulatory Authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of the Product in the Field in the Territory, Lilly shall promptly advise United Therapeutics in writing with respect thereto, and shall provide to United Therapeutics copies of all relevant correspondence, notices, and any other related documents.  Unless otherwise agreed by the Parties, Lilly shall be responsible for conducting the recall.  No recall shall be commenced in the Territory without Lilly’s prior written consent, such consent not to be unreasonably withheld.  United Therapeutics shall, upon reasonable request by Lilly assist Lilly in the conduct of any such recall or withdrawal in the Territory, which recall or withdrawal shall be controlled by Lilly in Lilly’s sole discretion.  Each Party will cooperate with the other Party in the performance of any recall or withdrawal. To the extent any recall of the Product is implemented as a result of Lilly’s fault or negligence, in addition to any obligations under ARTICLE 12, Lilly shall (i) bear all of Lilly’s costs and all Reasonable Costs incurred by United Therapeutics in connection with such recall and (ii) either, at its sole option, replace or credit United Therapeutics for the cost of the relevant lots of the Product subject to the recall.  For any and all recalls of the Product in the Field in the Territory required to the extent due to any other reason, United Therapeutics shall bear all of United Therapeutics’ costs and Lilly’s Reasonable Costs incurred in connection with such recall.

5.7          Development Expenses.  As between Lilly and United Therapeutics:

(a)           Except as provided in Sections 5.7(b), 5.7(c), 5.7(d) and 5.7(f), Lilly shall bear any and all of its costs and expenses incurred in connection with its Development under this Agreement, and United Therapeutics shall bear any and all its the costs and expenses incurred in connection with its Development under this Agreement.

(b)           If the FDA requires any additional clinical study to be performed for the Product prior to obtaining Regulatory Approval of the Product in PAH in the Territory as described in Section 5.2(d), United Therapeutics, at its cost and expense, shall be responsible for conducting such additional clinical study(ies) and Lilly will bear the regulatory costs and expenses incurred in connection with such additional clinical study(ies).

(c)           If the FDA conditions initial Regulatory Approval for Product in PAH in the Territory upon a commitment to conduct, following Regulatory Approval, any additional non-clinical study or any additional clinical study for the Product as described in Section 5.2(e), the Parties shall bear equally the Reasonable Costs of the Parties incurred in connection with such non-clinical study or such additional clinical study, as applicable in accordance with a budget to be agreed upon by the Parties and Lilly will bear the regulatory costs and expenses incurred in connection with such additional clinical study(ies).

(d)           If United Therapeutics pursues clinical development in a Secondary Indication pursuant to and in accordance with Section 5.2(i), United Therapeutics shall bear: any and all costs and expenses incurred in connection with such clinical development; and shall reimburse Lilly for Lilly’s Reasonable Costs in connection with making Regulatory Filings and seeking Regulatory Approval for such Secondary Indication in accordance with a budget to be agreed upon by the Parties.

(e)           If Lilly uses any Information obtained in the conduct of the Development referred to in one or more of Section 5.7(b) or 5.7(d) in filing for a regulatory approval for the Product outside the Territory for any indication for which a regulatory approval for the Product has not been obtained previously outside the Territory (a “New Indication”), then Lilly shall reimburse United Therapeutics an amount equal to fifty percent (50%) of the reasonable costs and expenses (including full time equivalent costs and Third Party costs) as having been calculated by United Therapeutics for its internal accounting purposes, such calculation performed consistently with the practice across such United Therapeutics’ organization, incurred by United Therapeutics in connection with the conduct of the Development that gave rise to the Information.  The full time equivalent rate shall be one that is appropriate for such circumstance. Payment by Lilly of such amount shall be due upon obtaining regulatory approval for such New Indication, and paid by Lilly within ten (10) days after the date of such regulatory approval.

(f)            If Lilly conducts any clinical development activities on behalf of United Therapeutics in United Therapeutics’ Domain pursuant to Section 5.2(c), United Therapeutics shall reimburse Lilly for Lilly’s Reasonable Costs for such activities.

ARTICLE 6

COMMERCIALIZATION

6.1          Principles of Commercialization.  The Parties intend to Commercialize the Product in the Field in the Territory as set forth in this ARTICLE 6.  Initially, the Parties intend to Develop and Commercialize the Product for PAH in the Territory but, if United Therapeutics requests that Development and Commercialization be pursued in any Secondary Indication, and Lilly approves such Development and Commercialization as described in Section 5.2(i), the Parties may seek to obtain Regulatory Approvals under this Agreement for one or more Secondary Indications within the Territory.  Lilly shall manufacture and supply the Product for such Development and Commercialization pursuant to the Manufacturing and Supply Agreement.  Each Party shall appoint a representative to be such Party’s single point of contact to facilitate information flow between the Parties relating to each Party’s experience and relationships in such Party’s Domain to assist the other Party in the other Party’s Domain.  Each Party shall first address any communications relating to Commercialization to such representatives unless otherwise agreed to by the Parties on a case-by-case basis.   Such representatives shall, without limitation, coordinate direct involvement or meetings with subject matter experts within each Party’s internal organization and/or its field account management organization.  Notwithstanding the foregoing, Lilly’s representative shall not be required to provide details relating to any customer specific transaction or agreement.

6.2          Commercialization Plan.  All Commercialization of the Product in the Field in the Territory shall be conducted pursuant to a commercialization plan, which shall set forth the plan for the Detailing and Promotion of the Product in the Field in the Territory in accordance with Applicable Laws and the activities to be carried out related thereto (the “Commercialization Plan”).  The Parties have agreed upon a high-level outline of the Commercialization Plan, as further described on Exhibit 6.2.  No later than ninety (90) days after the Effective Date, and prior to January 1 of each and every Calendar Year after the first Calendar Year, United Therapeutics shall submit to the JSC for review an updated Commercialization Plan.  For purposes of clarification, after submission of the first updated Commercialization Plan and not later than ninety (90) days after the Effective Date, United Therapeutics shall submit the first annual updated Commercialization Plan to the JSC prior to the start of the second Calendar Year (i.e., prior to January 1, 2010).  If Lilly determines that such updated Commercialization Plan does not comply with Applicable Laws, including laws relating to promotional and advertising materials as well as accepted industry standards and Lilly’s ethical policies, in each case with respect to the Product in the Field in the Territory, or that the activities conducted under such updated Commercialization Plan are reasonably likely to materially adversely affect products in Lilly’s Domain, Lilly shall be permitted to propose, in good faith, revisions to such updated Commercialization Plan, and United Therapeutics shall revise such Commercialization Plan. In the event of any inconsistency between the Commercialization Plan and this Agreement, the terms of this Agreement shall prevail.

6.3          Commercialization Activities.

(a)           United Therapeutics Obligations.  Except as otherwise provided herein, United Therapeutics shall (i) use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory in accordance with the Commercialization Plan and all Applicable Law, including adapting to market dynamics and pursuing new opportunities; (ii) utilize Lilly’s call center in coordination with United Therapeutics’ medical affairs department for providing medical information services with respect to the Product in the Field in the Territory to hospitals and/or customers and to respond to complaints, medical questions, or other inquiries regarding the Product in the Field in the Territory, at no cost to United Therapeutics; (iii) establish Phase IV registries for patients receiving the Product for use in the Field in the Territory, where such registries are required by Regulatory Authorities as a condition for granting Regulatory Approval in the Field in the Territory; and (iv) use Commercially Reasonable Efforts to perform other activities (other than the Lilly Commercialization Activities described in Section 6.3(c)) not otherwise accounted herein but which are required by Regulatory Authorities to Commercialize the Product in any indication in the Field for which Regulatory Approval has been obtained in the Territory (collectively, the “United Therapeutics Commercialization Activities”).

(b)           Compensation for Sales Outside the Field.

(i)            If Lilly believes that there are material sales of the Product outside the Field in the Territory, Lilly shall be permitted to implement and conduct procedures under which material sales and purchases of the Product in the Territory and other related market research data shall be audited and monitored, using for example IMS Health and PDDA data and information, and United Therapeutics agrees to cooperate with Lilly in the implementation and conduct of such procedures.  In the event that such an audit and monitoring procedure determines that material sales of the Product outside the Field in the Territory have been or are being made by or for the benefit of United Therapeutics, the Parties will confer and, in good faith, negotiate appropriate compensation to Lilly.  Notwithstanding anything to the contrary, the remedy to Lilly set forth in the previous sentence will not be the exclusive remedy available to Lilly under this Section 6.3(b)(i).

(ii)           If United Therapeutics believes that there are material sales of product containing the Compound in the Field in the Territory originating from Lilly, United Therapeutics shall be permitted to implement and conduct procedures under which material sales and purchases of the Product in the Territory and other related market research data shall be audited and monitored, using for example IMS Health and PDDA data and information, and Lilly agrees to cooperate with United Therapeutics in the implementation and conduct of such procedures.  In the event that such an audit and monitoring procedure determines that material sales of product containing the Compound in the Field in the Territory have been or are being made by or for the direct or indirect benefit of Lilly, the Parties will confer and, in good faith, negotiate appropriate compensation to United Therapeutics.  Notwithstanding anything to the contrary, the remedy to United Therapeutics set forth in the previous sentence will not be the exclusive remedy available to United Therapeutics under this Section 6.3(b)(ii).

(c)           Lilly Obligations.  Lilly shall (i) supply the Product to United Therapeutics pursuant to the Manufacturing and Supply Agreement; and (ii) use Commercially Reasonable Efforts to provide the call center services referred to in Section 6.3(a)(ii) (collectively, the “Lilly Commercialization Activities”).

6.4          Commercialization Costs.  United Therapeutics shall bear all costs and expenses incurred by United Therapeutics in connection with the United Therapeutics Commercialization Activities.  Lilly has no obligation to conduct any Commercialization activities other than the Lilly Commercialization Activities set forth in Section 6.3(c).  If Lilly agrees to conduct any Commercialization activities requested by United Therapeutics other than the Lilly Commercialization Activities set forth in Section 6.3(c), United Therapeutics shall reimburse Lilly’s Reasonable Costs in connection with such Lilly Commercialization Activities in accordance with a budget to be agreed upon by the Parties.

6.5          Advertising and Promotional Materials.

(a)           United Therapeutics Promotional Materials.  United Therapeutics will be responsible for development of all advertising and promotional materials, programs and initiatives related to the use of the Product in the Field in the Territory, including medical education, symposia, opinion leader development, peer-to-peer development, publications, journal ads, and all other written communications that describe the features or benefits of the Product, in each case in the Field in the Territory (the “United Therapeutics Promotional Materials”). All United Therapeutics Promotional Materials shall be prepared in accordance with Applicable Law, United Therapeutics’ policies for compliance with Applicable Law, industry guidelines relating to promotional and advertising materials, any requirements of the FDA imposed as a condition of any Regulatory Approval, industry marketing codes such as the PhRMA code, and implementation guidelines to be mutually agreed upon by the Parties.  United Therapeutics shall implement appropriate policies and procedures relating to safety reporting, approval of United Therapeutics Promotional Materials, sales force training and similar matters.  As a general principle, to the extent allowed by Applicable Law, United Therapeutics shall have the right to include the Corporate Marks of United Therapeutics in the United Therapeutics Promotional Materials, subject to implementation guidelines to be agreed upon by the Parties.  As between Lilly and United Therapeutics, United Therapeutics shall own all right, title, and interest in and to any intellectual property in the United Therapeutics Promotional Materials, excluding any Lilly Product Marks and any Lilly Corporate Marks marked thereon.

(b)           United Therapeutics’ Compliance Policies.  United Therapeutics, on Lilly’s request, shall provide Lilly copies of and access to United Therapeutics’ policies for compliance with Applicable Law relating to promotional and advertising materials, and United Therapeutics’ procedures relating to the approval of promotional materials, sales force compliance training, and related matters.  Lilly shall have the right to audit United Therapeutics’ materials and procedures, no more than once per year, to ensure that United Therapeutics has maintained and is maintaining appropriate policies for compliance with Applicable Law relating to promotional and advertising materials and implementation guidelines, and that United Therapeutics’ procedures relating to the approval of promotional materials, sales force compliance training, and related matters comply with such policies.  In the event that Lilly identifies any inconsistency or discrepancy between actual practice and such policies and procedures, United Therapeutics, in good faith, will act promptly to rectify any such inconsistency or discrepancy.  In the event that United Therapeutics receives any material FDA warning letter or similar regulatory action relating to its marketing of the Product, the Parties, acting reasonably, shall institute a joint pre-approval process for United Therapeutics Promotional Materials to ensure compliance with applicable regulatory requirements.

(c)           Filing of Promotional Materials with Regulatory Authorities.  United Therapeutics shall timely file with the relevant Regulatory Authority, in accordance with all Applicable Law, all United Therapeutics Promotional Materials required to be filed with such Regulatory Authority with respect to use of the Product in the Field in the Territory.  Upon Lilly’s request, United Therapeutics shall provide Lilly with copies of such filings and any material correspondence with Regulatory Authorities.

6.6          United Therapeutics Sales Representatives.

(a)           United Therapeutics acknowledges and agrees that all United Therapeutics Sales Representatives and other employees and agents are not, and are not intended to be or be treated as, employees of Lilly or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans”, as such term is defined in Section 1002(3) of the Employee Retirement Income Security Act of 1974, as amended, that are sponsored by Lilly or any of its Affiliates or that are offered from time to time by Lilly or its Affiliates to their own employees.  United Therapeutics shall be solely responsible and liable for the payment of all compensation and benefits under any such benefit plans to such United Therapeutics Sales Representatives and other employees and agents, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be deemed a common law employee of Lilly or any of its Affiliates.

(b)           Each Party agrees that neither it nor any of its Affiliates that participates in or is responsible for the Development or Commercialization of the Product pursuant to this Agreement, or, in the case of Lilly, for the Development and Commercialization of products containing the Compound, shall recruit, solicit, or induce any employee of the other Party to terminate his or her employment with such other Party and become employed by or consult for such Party or any of its Affiliates, whether or not such employee is a full-time employee of the other Party, and whether or not such employment is pursuant to a written agreement or is at-will.  For purposes of the foregoing, “recruit,” “solicit” or “induce” shall not be deemed to include (i) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

6.7          Complaints and Inquiries.  The Parties shall mutually develop a protocol, under the Quality Agreement, for responding to any and all complaints, medical questions, or other inquiries relating to the Product in the Field in the Territory, which are directed to such Parties’ respective sales representatives.  All United Therapeutics Sales Representatives will be instructed to direct complaints, medical questions, or other inquiries regarding appropriate uses of the Product in the Field in the Territory to the call center established pursuant to Section 6.3(a)(ii).  United Therapeutics shall be responsible for responding to complaints, medical questions, or other inquiries relating to the United Therapeutics Commercialization Activities and Lilly shall be responsible for responding to all other complaints, medical questions, or other inquiries; provided, however, that Lilly shall in any event inform United Therapeutics of any complaints, medical questions, or other inquiries (or issues related thereto) that would materially affect United Therapeutics’ rights or obligations under this Agreement.  Each Party shall notify the other Party of, and provide all pertinent information in the notifying Party’s possession relating to, any and all suspected or actual tampering, counterfeiting, or contamination or other similar problems with respect to the Product in the Field in the Territory or products containing the Compound in the  Field in any territory.

6.8          Product Selling Prices.  Lilly shall set the list price for the Product for use in the Field in the Territory, and shall be responsible for any changes to such list price; provided that the list price for the [***] ([***]) milligram dose of the Product will be on parity with, and not, when considered in the aggregate, less than Lilly’s pricing for the [***] ([***]) milligram dose of Cialis® in the Territory.  Lilly will provide United Therapeutics pricing parameters for the  [***] ([***]) milligram dose of the Product for use in the Field in the Territory, including a schedule of permitted discounts and rebates, and net effective selling prices, all of which shall be on parity with, and not, when considered in the aggregate, less than Lilly’s pricing parameters for the [***] ([***]) milligram dose of Cialis® in the Territory, and shall update and/or revise such parameters at least on an annual basis, which will remain in effect during the period covered by such update and/or revision; provided that United Therapeutics will control the NDC number for the Product and shall be responsible for any and all reports required to be submitted to government authorities under Applicable Law.  Lilly shall consider in good faith any input provided by United Therapeutics regarding the list price, and such pricing parameters, with respect to the Product in the Field in the Territory.  United Therapeutics shall be responsible for administering its own discount and rebate systems; provided that such systems are consistent with the schedule of permitted discounts and rebates provided to United Therapeutics by Lilly.  At such time that there ceases to be a Valid Claim covering the Commercialization of the Product in the Field in the Territory and there is no government-conferred exclusivity respecting the use of the Product in the Field in the Territory, then United Therapeutics shall have the right to set the price and pricing parameters for a generic version of the Product.

6.9          Product Integrity.

(a)           The Parties acknowledge and agree that all Product supplied to United Therapeutics under the Manufacturing and Supply Agreement is intended to be sold to end-users under a separate Lilly brand name for use in the Field in the Territory, and that Cialis® is intended to be sold to end-users under a separate Lilly brand name for use outside the Field.

(b)           United Therapeutics agrees that it will Promote the Product to healthcare professionals for use only in the Field in the Territory, and will not promote the Product to urologists.  In the event that United Therapeutics discovers that the Product is being distributed outside United Therapeutics’ Domain, United Therapeutics shall notify Lilly, and the provisions set forth in Section 6.3(b)(i) shall apply.

(c)           Lilly agrees that it will not promote Cialis® to healthcare professionals for use in the Field in the Territory.  In the event that Lilly discovers that a product containing the Compound is being distributed outside Lilly’s Domain, Lilly shall notify United Therapeutics, and the provisions set forth in Section 6.3(b)(ii) shall apply.

(d)           United Therapeutics shall implement Lilly’s then-standard anti-counterfeiting and field restriction practices, and cooperate fully with Lilly by taking any and all reasonable steps recommended by Lilly, to protect the safety of patients, maintain the loyalty of physician customers, preserve value, and ensure that safe Product is available to patients seeking treatment and appropriately handled for safe and effective treatment.  Lilly shall do the same with respect to products containing the Compound in Lilly’s Domain.

6.10        Lilly Covenant Not to Compete.  Lilly hereby covenants and agrees, and shall cause its Affiliates to agree, not to, in whole or in part, Commercialize any Competitive Product in the Field in the Territory during the Term, directly for themselves or by a Third Party, licensee or sublicensee.

ARTICLE 7

PAYMENT

7.1          Upfront Payment.  In consideration for the rights granted to United Therapeutics under this Agreement, United Therapeutics, within ten (10) days after the Effective Date, shall pay to Lilly a one-time-only, nonrefundable, non-creditable payment of Twenty-Five Million Dollars ($25,000,000).

7.2          Royalty Payments.  In consideration for the rights granted to United Therapeutics under this Agreement and the supply of the Product under the Manufacturing and

Supply Agreement, United Therapeutics shall pay Lilly a royalty in an amount equal to five percent (5%) of Net Sales.  In the event United Therapeutics receives any non-monetary consideration in connection with the sale of the Product, United Therapeutics’ payment obligation under this Section 7.2 shall be based on the fair market value of such other consideration.  In such case, United Therapeutics shall disclose to Lilly the terms of any such arrangement, and the Parties shall endeavor in good faith to agree on the fair market value of the consideration received by United Therapeutics under such arrangement. If Lilly’s obligation to pay royalties under the Glaxo ICOS License terminates or is reduced, the obligation to pay royalties under this Agreement shall likewise terminate or be so reduced.

7.3          Payments and Reports.

(a)           United Therapeutics shall keep (and shall cause its Affiliates and shall require its sublicensees to keep) complete and accurate books and records that are necessary for Lilly to ascertain and verify the payments owed hereunder.

(b)           United Therapeutics shall provide a report to Lilly within thirty (30) days after the end of each Calendar Quarter that summarizes all Net Sales, including, if applicable, the fair market value of all non-monetary consideration received by United Therapeutics in exchange for the Product, during such Calendar Quarter and contains detailed information regarding the calculation of amounts due to Lilly pursuant to Section 7.2, including allowable deductions in the calculation of Net Sales, in a manner sufficient to enable Lilly to determine amounts due to Lilly under Section 7.2 (“Net Sales Report”).  United Therapeutics will mail the Net Sales Report to the attention of:      .  Contemporaneously with the delivery of each Net Sales Report, United Therapeutics shall make all payments due to Lilly pursuant to Section 7.2 with respect to the Calendar Quarter corresponding to such Net Sales Report by wire transfer in immediately available funds in accordance with the terms of Section 7.5.

(c)           Any payment required under this Agreement to be made to Lilly by United Therapeutics shall be made to an Affiliate of Lilly if designated in writing by Lilly as the appropriate recipient.  Any report required under this Agreement to be made to Lilly by United Therapeutics shall be made by an Affiliate of United Therapeutics if designated in writing by United Therapeutics as the appropriate reporting entity.

7.4          Taxes.  The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to the payment under Section 7.1 and that they shall use their best efforts to cooperate and coordinate with each other to achieve such objective.  If Applicable Law requires that taxes be deducted and withheld from such payment, including taxes imposed on United Therapeutics as a result of making any payment to an Affiliate of Lilly instead of to Lilly, United Therapeutics shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to Lilly within sixty (60) days following that payment.

7.5          Wire Transfers.  All payments hereunder shall be made to Lilly by bank wire transfer in immediately available funds to Lilly in accordance with the wire instructions set forth in Exhibit 7.5, which may be changed by written notice to United Therapeutics in accordance with Section 15.7.

7.6          Audit Rights.

(a)           Royalty Reports and Royalties.  Lilly shall have the right to have an independent certified public accountant selected by Lilly and approved by United Therapeutics, such approval not to be unreasonably withheld, inspect the books and records of United Therapeutics and Affiliates of United Therapeutics for the purpose of determining the accuracy of (i) Net Sales Reports provided by United Therapeutics to Lilly pursuant to Section 7.3(b), and (ii) royalties due and paid by United Therapeutics to Lilly pursuant to Sections 7.2 and 7.3(b).  Lilly may exercise such right (A) within the Term and during a period of one (1) year after expiration or termination of this Agreement, but not more frequently than once in any three (3) Calendar Year period, for any period up to three (3) Calendar Years prior to such inspection, or (B) at any other time and with respect to any period to the extent permitted under the Glaxo ICOS License.  Notwithstanding the foregoing, in the event that Lilly is audited by GlaxoSmithKline, Lilly shall have the right to audit United Therapeutics.  The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to United Therapeutics and Lilly only the amounts of Net Sales and the amounts due and payable under the terms of this Agreement.  If it is determined that additional amounts are owed to Lilly during any period, United Therapeutics will pay Lilly the additional amounts within thirty (30) days after the date the independent certified public accountant’s written report is received by United Therapeutics, together with any additional amount owed pursuant to Section 7.7.  If it is determined that United Therapeutics has overpaid any amount during any period, the overpayment shall be credited toward future royalty payments to be paid by United Therapeutics pursuant hereto; provided, however, that, in the event no further royalty payment shall become due, said overpayment shall be paid to United Therapeutics within thirty (30) days after the date the independent certified public accountant’s written report is received by United Therapeutics.  The fees charged by such independent certified public accountant will be paid by Lilly unless any additional amount owed to Lilly (excluding any amount owed pursuant to Section 7.7) exceeds five percent (5%) of the amount paid for the annual period subject to the audit, in which case United Therapeutics will pay the reasonable fees of such independent certified public accountant.

(b)           Pricing Parameters and Reports.  Within the Term, Lilly shall have a right, but not more frequently than once in any one (1) Calendar Year period, to have an independent certified public accountant selected by Lilly and approved by United Therapeutics, such approval not to be unreasonably withheld, inspect the books and records of United Therapeutics and Affiliates of United Therapeutics for the purpose of determining compliance with (i) the pricing parameters provided by Lilly to United Therapeutics pursuant to Section 6.8, and (ii) United Therapeutics’ obligations with respect to the submission of pricing reports to Regulatory Authorities having responsibility for pricing matters, including those Regulatory Authorities overseeing matters relating to Medicare and Medicaid, pursuant to Section 5.3(c)(ii).  The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to United Therapeutics and Lilly only any non-compliance with such pricing parameters or United Therapeutics’ obligations with respect to the submission of pricing reports to Regulatory Authorities having responsibility for pricing matters.

(c)                                  Limitation.  In the event that Lilly has conducted an inspection of the books and records of United Therapeutics or Affiliates of United Therapeutics regarding royalty reports and royalties pursuant to Section 7.6(a) and such inspection determines that additional amounts were owed to Lilly in excess of five percent (5%) of the amount paid for the (at least annual) period subject to inspection, Lilly, thereafter, may inspect the books and records of United Therapeutics or Affiliates of United Therapeutics annually, but not more frequently than once in any one (1) Calendar Year period.  Notwithstanding anything to the contrary, once Lilly has conducted an inspection with respect to any particular Calendar Year, whether pursuant to Section 7.6(a) or to Section 7.6(b), Lilly may not re-inspect the books and records of United Therapeutics or Affiliates of United Therapeutics regarding such same particular Calendar Year.

7.7                               Late Payments.  Subject to the terms of this Agreement, payments not made to Lilly within the time period set forth in this ARTICLE 7 shall bear interest at a rate of two percent (2%) per month or the highest rate allowed under Applicable Law, whichever is lower, until paid in full.  The payment of such interest shall not limit Lilly from exercising any other rights it may have as a consequence of the lateness of any payment.

7.8                               Payments to United Therapeutics.  Pursuant to the terms and conditions of Sections 5.7(c) and 5.7(e), Lilly will have payment obligations to United Therapeutics relating to the sharing and reimbursement of certain costs and expenses of United Therapeutics.  As a consequence, the Parties intend for United Therapeutics to have the same rights with respect of the payments owed by Lilly to United Therapeutics as Lilly has with respect to the payments owed by United Therapeutics to Lilly under Sections 7.3(a), 7.4, 7.5 and 7.7, mutatis mutandis, except that the wire instructions to United Therapeutics shall be as set forth in Exhibit 7.8.

ARTICLE 8

INVENTIONS AND PATENTS

8.1                               Inventions.

(a)                                  As between the Parties, Lilly shall own any and all Inventions made solely by employees, agents, or independent contractors of a Party, and any and all Inventions made jointly by employees, agents, or independent contractors of each of Lilly and United Therapeutics, and United Therapeutics shall, and hereby does, assign its interest therein to Lilly.  United Therapeutics agrees to execute and deliver all documents reasonably required to evidence or record such assignment, and appoints Lilly as its attorney-in-fact to execute and deliver such documents if Lilly is unable, after making reasonable inquiry, to obtain United Therapeutics’ assistance with respect to any such document.  United Therapeutics shall, and shall cause its Affiliates, sublicensees, independent contractors, employees, and agents to, cooperate with Lilly and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect Lilly’s right, title and interest in and to Inventions.  United Therapeutics shall also include provisions in its relevant agreements with Third Parties that effect the intent of this Section 8.1.  Any and all such Inventions shall be Lilly Know-How, and any Patents claiming such Inventions shall be Lilly Patents, all subject to the terms of the licenses granted in this Agreement, and with respect to any Inventions made solely or jointly by United Therapeutics, United Therapeutics shall have a non-exclusive, perpetual, paid-up, worldwide, sublicenseable (without regard to the other sublicensing terms of this Agreement), non-exclusive right to use and exploit such Inventions for any purpose.

(b)                                  Disclosure of Inventions, and Information. Each Party shall, at its own expense, promptly disclose to the JSC all Inventions and Information generated or made or Controlled by such Party relating to an Invention or to the Compound and/or the Product that are Useful to the other Party in the other Party’s Domain, in each case in the manner directed by the JSC.

8.2                               Patent Prosecution.

(a)                                  New Patents.  As between the Parties, Lilly shall be solely responsible for and shall use Commercially Reasonable Efforts to prepare, file, prosecute, and maintain Patents for all Inventions in the Field (including, for clarity, any assigned by United Therapeutics to Lilly pursuant to Section 8.1(a)) (together, the “New Patents”), and all related interference and opposition proceedings; provided, however, that Lilly may at any time decline to undertake such preparation or filing, or to continue such prosecution or maintenance, of a given Patent relating to an Invention.

(b)                                  Patent Expenses.  Lilly shall select counsel (which may include Lilly’s in house counsel) for filing, prosecuting, and maintaining Patents under this Section 8.2 and shall bear all expenses incurred under this Section 8.2 in connection with Lilly Patents.

(c)                                  Existing Patents.  Lilly shall confer in good faith with United Therapeutics regarding Lilly’s patent strategy for all Patents that are included in the Lilly Patents in existence as of the Execution Date (the “Existing Patents”).  Notwithstanding the foregoing, subject to Section 8.2(e), as between the Parties, Lilly shall be solely responsible for and shall use Commercially Reasonable Efforts to prepare, file, prosecute, and maintain the Existing Patents and all related interference and opposition proceedings (subject to any limitations imposed under any written agreements with Third Parties existing as of the Execution Date relating to the Lilly Patents), using counsel of Lilly’s choice; provided, however, that Lilly may at any time decline to undertake or continue such prosecution or maintenance of a given Existing Patent where undertaking such preparation or filing, or continuing such prosecution or maintenance, is reasonably likely to materially adversely affect Lilly’s Domain.

(d)                                  Communications Regarding Strategy for New Patents.  Lilly shall confer in good faith with United Therapeutics regarding Lilly’s patent strategy for the New Patents in the Territory.  With respect to the prosecution of New Patents, Lilly’s patent counsel shall provide a copy of official communications with any patent authority in the Territory regarding such New Patents to United Therapeutics in sufficient time for United Therapeutics to comment.  Any comments made by United Therapeutics shall be made in good faith and shall be directed to protect optimally the Products from generic competition in the Field in the Territory.  Lilly will act reasonably and in good faith in considering the comments of United Therapeutics.

(e)                                  Opt-In Right.  In the event Lilly declines to undertake such preparation or filing, or to continue such prosecution or maintenance, of a given New Patent in the Territory, Lilly shall promptly notify United Therapeutics of such decision and United Therapeutics shall have the right to take over and file, prosecute, and maintain such Lilly Patent at its sole expense and discretion.  Lilly shall cooperate in any such transfer of responsibilities and rights as necessary or prudent for the benefit of United Therapeutics to prosecute and maintain the foregoing rights. Thereafter, United Therapeutics shall have the right but not the obligation to prosecute or maintain any such Lilly Patent, as the case may be, at its expense; provided that United Therapeutics shall keep Lilly reasonably informed of the progress of any such prosecution. Lilly shall have the right to review all such pending applications and other proceedings and make recommendations to United Therapeutics concerning them and their conduct, but the final decision with respect thereto shall rest with United Therapeutics, provided that United Therapeutics acts reasonably.  United Therapeutics shall grant Lilly a license under such patent application or Patent issuing therefrom to the extent such a license is Useful to Lilly in Lilly’s Domain.

(f)                                    Nondisclosure.  Lilly shall use Commercially Reasonable Efforts to file New Patents pursuant to Section 8.2(a) as soon as reasonably possible, and in any event before any oral, written or electronic disclosure of the Inventions claimed therein by Lilly to maintain the validity of patent applications filed outside of the Territory.  United Therapeutics shall not make any disclosure of an Invention until Lilly has filed a Patent covering such Invention.

8.3                               Pediatric Exclusivity in the Territory.  Lilly shall have the right, but not an obligation, to apply for, obtain and maintain any Pediatric Exclusivity or any other government-conferred exclusivity available with respect to the Product in the Field in the Territory and, at its discretion, shall act with reasonable promptness in light of the stage of Development of the Product to apply for any such government-conferred exclusivity so long as such application is not reasonably likely to materially adversely affect Lilly’s Domain.  United Therapeutics shall cooperate reasonably with Lilly in making such filings or actions.  For the purposes of this Section 8.3, “Pediatric Exclusivity” means the additional six (6) months of exclusivity extension provided under the Food and Drug Administration Modernization Act of 1997, section 505A of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 355(a)), or any replacement thereto.  For purposes of clarification, however, Lilly, in its sole discretion, shall have the right to seek any government-conferred exclusivity available with respect to products containing the Compound, whether or not such exclusivity is based on PAH.

8.4                               OTC Rights; Authorized Generic in the Territory.

(a)                                  United Therapeutics will have no right under the terms of this Agreement with respect to over-the-counter Commercialization of Product.

(b)                                  Upon expiration of the Term, but not earlier termination, at United Therapeutics’ request provided in writing to Lilly not later than two (2) years prior to such time as the Product will be available for generic manufacture and sale in the Field in the Territory under Applicable Laws, United Therapeutics will have a right to be the exclusive authorized branded generic manufacturer and/or seller of the Product in the Field in the Territory and Lilly will grant, and hereby grants, to United Therapeutics and United Therapeutics’ Affiliates an

exclusive license to use and display the Lilly Product Marks in the Field in the Territory, solely in connection with the Commercialization of the Product in the Field in the Territory, subject to Sections 9.1, 9.4, 9.5, 9.6, 9.7 and 9.8.  The effective date of such grant will be the date the Product is available for generic manufacture and sale in the Field in the Territory under Applicable Law.  During the Term or while United Therapeutics is the exclusive authorized branded generic manufacturer and/or seller of the Product in the Field in the Territory, United Therapeutics shall not have the right to sell any non-branded generic version of the Product or Compound in the Field in the Territory.

8.5                               Infringement Defense.

(a)                                  Defense of Third Party Claims for Product in the Territory.  If a Third Party asserts that a Patent owned or otherwise controlled by it is infringed by the Development, manufacture, use or Commercialization of the Product in the Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim, along with the related facts in reasonable detail.  Lilly shall have the right, but not the obligation, to control such defense with respect to the Product, and United Therapeutics, at Lilly’s reasonable request and expense, shall cooperate with Lilly with respect to any such defense.

(b)                                  Settlement of Third Party Claims for Product.  Lilly shall control settlement of each and every defense of Third Party claims with respect to the Product. Lilly shall keep United Therapeutics advised of the status of such claim and the defense thereof.  If Lilly settles the claim identified in Exhibit 10.2(k), Lilly will include exploitation of the Product under the terms of this Agreement in such settlement on the same terms that Lilly settles such claim in respect of the exploitation of the Product outside the Territory, or if there are no such express terms, on the same terms as applicable to products containing Compound in Lilly’s Domain.  United Therapeutics shall bear the cost of such settlement payable to the plaintiff(s) identified in Exhibit 10.2(k) as such cost applies to exploitation of the Product in United Therapeutics’ Domain after the date of settlement.  United Therapeutics shall have no right to be advised of the status of such claim or the defense thereof and Lilly shall have no duty to consider any comments of United Therapeutics with respect thereto.

8.6                               Enforcement of Patent Rights.

(a)                                  If any Patent in the Lilly Patents is allegedly or actually infringed by a Third Party by the Development, manufacture, use or Commercialization of a product competitive with the Product in the Territory, or if there are any allegations of alleged invalidity, unenforceability, or non-infringement of any Patent in the Lilly Patents pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2), or other similar patent certification by a Third Party, in either event in the Territory, the Party first having knowledge of such infringement or allegation shall promptly notify the other Party in writing.  The notice shall set forth the facts known of such infringement or allegation in reasonable detail. The Parties shall confer with each other in good faith regarding any such alleged or actual infringement or application in the Territory.

(b)                                  Subject to Section 8.6(d), Lilly shall have the exclusive right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement or allegation anywhere in the world, including settlement of any such action or proceeding, by counsel of its own choice.  United Therapeutics agrees to be joined as a party plaintiff, if necessary or appropriate, and to give Lilly reasonable assistance and authority to file and prosecute any such action or proceeding.

(c)                                  If Lilly determines that it does not intend to institute, prosecute, and control any action or proceeding with respect to such infringement or allegation respecting a New Patent in the Territory, then it shall promptly given written notice of such determination to United Therapeutics with sufficient time for United Therapeutics to do so, including settlement of any such action or proceeding, by counsel of its own choice.  Lilly agrees to be joined as a party plaintiff, if necessary or appropriate, and to give United Therapeutics commercially reasonable assistance and authority to file and prosecute any such action or proceeding.

(d)                                  Neither Party shall agree to any settlement of such action or proceeding with respect to such infringement or allegation of a New Patent that would have a materially adverse effect on the other Party’s Domain without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(e)                                  Any damages or monetary award recovered shall be applied first to reimburse the Reasonable Costs of the Party bringing such action in connection with such litigation, with the balance being allocated to the Parties in proportion that Party’s share of such costs.

(f)                                    Notwithstanding the foregoing, to the extent any agreement existing as of the Execution Date between Lilly and a Third Party regarding the licensing to Lilly of any Existing Patents provides for enforcement rights in a manner inconsistent with or different from this Section 8.6, such rights shall be enforced in the manner required by such agreement to the extent they are inconsistent with or different from this Section 8.6.

8.7                               Enforcement of Other Government-Conferred Rights.  If either Party becomes aware of any Third Party activity in the Territory that is in violation of government-conferred exclusivity (e.g., an Orphan Drug designation, Patent Term Extension and/or Pediatric Exclusivity) with respect to the Product, then that Party shall give prompt written notice to the other Party within five (5) Business Days after gaining knowledge of such infringement or violation.  Lilly shall use Commercially Reasonable Efforts to institute, prosecute, and control any action or proceeding with respect to such government-conferred exclusivity, including settlement of any such action or proceeding, by counsel of its own choice, unless instituting such action or proceeding is reasonably likely to materially adversely affect Lilly’s Domain.  United Therapeutics agrees to be joined as a party plaintiff, if necessary or appropriate, and to give Lilly reasonable assistance and authority to file and prosecute any such action or proceeding. If Lilly fails to institute, prosecute, and control any action or proceeding or settles any such action or proceeding and such failure or settlement has a materially adverse effect on United Therapeutics’ Domain, United Therapeutics shall have the option referred to in Section 3.5.

8.8                               Information and Updates.  Lilly recognizes that United Therapeutics will have a legitimate business interest in obtaining and maintaining patent protection with respect to the Product in the Field in the Territory.  As a result, Lilly will timely keep the JSC informed as to such patent protection.  In addition, on United Therapeutics request, Lilly will provide updates to the JSC regarding the status of Lilly’s efforts to obtain and maintain patent protection, and other patent-related activities, with respect to the Product in the Field in the Territory.

8.9                               No Challenges to the Lilly Patents.  United Therapeutics shall not and shall cause its Affiliates not to challenge in a court of competent jurisdiction or in any interference or opposition proceeding, the validity, scope or enforceability of any Patent included in the Lilly Patents.  If a sublicensee of United Therapeutics or its Affiliate challenges in a court of competent jurisdiction or in any interference or opposition proceeding, the validity, scope or enforceability of any Patent included in the Lilly Patents, then United Therapeutics or its Affiliate, as applicable, shall, upon written notice from Lilly, terminate such sublicense.  United Therapeutics and each of its Affiliates shall include provisions in all agreements under which a Third Party obtains a license under any Patent included in the Lilly Patents providing that, if the sublicensee challenges in a court of competent jurisdiction or in any interference or opposition proceeding, the validity, scope or enforceability of any Patent included in the Lilly Patents under which the sublicensee is sublicensed, then United Therapeutics may terminate such sublicense agreement with such sublicensee, and United Therapeutics shall, upon request by Lilly, enforce such right if such sublicensee breaches such restriction.

ARTICLE 9

TRADEMARK USAGE AND MAINTENANCE

9.1                               Ownership of Trademarks.  Lilly or its Affiliates shall exclusively own all Lilly Product Marks and shall be responsible for the procurement and maintenance of trademark registrations therefor and shall bear all expenses attributable thereto.  Except for the license granted in Section 9.2, nothing herein shall create any rights of United Therapeutics in and to the Lilly Product Marks or the Lilly Corporate Marks.  Lilly agrees to execute any required documents, to provide upon United Therapeutics’ request any required records, and otherwise to cooperate fully with United Therapeutics as may be necessary to accomplish the recordation of such license for any jurisdiction in which United Therapeutics seeks such recordation, and the expenses for recordation will be borne by United Therapeutics.  Nothing herein shall create any rights of Lilly in and to the United Therapeutics Corporate Marks. Lilly will not change the separate Lilly brand name for the Product in the Territory without the consent of United Therapeutics, such consent not to be unreasonably withheld.

9.2                               Lilly Product Marks License Grant.  Subject to the terms and conditions of this Agreement, Lilly hereby grants to United Therapeutics and United Therapeutics’ Affiliates an exclusive license to use and display the Lilly Product Marks during the Term in the Field in the Territory, solely in connection with the Commercialization of the Product in the Field in the Territory, as provided under and in accordance with this ARTICLE 9.  Solely to the extent required by Applicable Law, United Therapeutics shall have the non-exclusive right use and display the Lilly Corporate Marks.

9.3                               Use of the Trademarks.  United Therapeutics shall use the Lilly Product Marks and Lilly Corporate Marks solely as permitted in Section 9.2 as provided in this ARTICLE 9.

9.4                               Quality Control.

(a)                                  Each Party shall conduct its activities in such a way so as not to jeopardize or compromise in any way the Lilly Product Marks.  Neither Party shall use the Lilly Product Marks as all or part of any corporate name, trade name, trademark, service mark, certification mark, collective membership mark, domain name, or any other designation confusingly similar to any other mark in any way that damages the Lilly Product Marks; provided, however, that United Therapeutics shall be free to use the separate Lilly brand name for the Product in the Territory in connection with its exercise of the rights granted to it under this Agreement.

(b)                                  United Therapeutics acknowledges Lilly’s sole ownership of the Lilly Product Marks and shall not take any action inconsistent with such ownership.  If United Therapeutics or any of its Affiliates challenges or, directly or indirectly, asserts any right, title or interest in or to any of the Lilly Product Marks, or any registrations or applications for registration thereof, or seeks to register any Lilly Product Mark, then Lilly shall have the right to give written notice to United Therapeutics of such conduct, and United Therapeutics shall immediately cease such conduct.  United Therapeutics shall comply with Lilly’s reasonable guidelines of general application regarding the manner of use of the Lilly Product Marks and the Lilly Corporate Marks provided by Lilly from time to time to maintain the goodwill and value of the Lilly Product Marks and the Lilly Corporate Marks, to the extent that such guidelines are in line with Applicable Law.

(c)                                  Upon Lilly’s request, United Therapeutics shall provide Lilly with exemplars or representative samples of primary (as reasonably agreed by the Parties) promotional materials and product labeling containing any Lilly Product Mark, the Corporate Marks of Lilly (if and to the extent, such materials are used in connection with the Product in the Field in the Territory) prior to using or disseminating such materials, if such materials are substantially different from the form and presentation already used with the Product in the Field in the Territory.  Lilly shall have the right to make reasonable objections to any such materials within five (5) Business Days after Lilly’s receipt of such exemplars or samples on the grounds that the manner of use of the Lilly Product Marks and the Lilly Corporate Marks therein will damage the reputation for quality associated with the Lilly Product Marks or the Lilly Corporate Marks.  United Therapeutic shall modify such promotional materials and product labeling in accordance with such objections of Lilly.  This Section 9.4(c) shall not apply to the Product, its packaging and labeling while the Manufacturing and Supply Agreement is in effect.

9.5                               Use of Trademark Designations.  The ™ designation shall be used in conjunction with each Lilly Product Mark and each Lilly Corporate Mark within the Territory until such time as registrations issue.  Once registrations issue, the ® designation shall be used in connection with the Lilly Product Mark and each Lilly Corporate Mark.  An appropriate statutory notice of trademark ownership shall be affixed to or imprinted on any material wherever the Lilly Product Marks or Lilly Corporate Marks are used (subject to reasonable size and artistic constraints) in substantially the following form (tailored to reflect which trademark is being used): “{trademark}™” is a trademark owned by Eli Lilly and Company.”  Lilly’s ownership of such marks shall be identified on all materials on which they appear.  The exact language for identification of ownership shall be in accordance with implementation guidelines to be agreed upon by the Parties.

9.6                               Infringement of Lilly Product Marks.  In the event that either Party becomes aware of (a) actual infringement of a Lilly Product Mark in the Territory; (b) a mark or name confusingly similar to a Lilly Product Mark in the Territory; or (c) any unfair trade practices, trade dress imitation, passing off, or like offenses in the Territory that relate to the Lilly Product Marks in the Territory, such Party shall promptly so notify the other Party in writing.  Lilly shall have the right, but not the obligation, at its sole cost and expense, to initiate, prosecute, and control an infringement action or file any other appropriate action or claim related to infringement of the Lilly Product Mark or any Lilly Corporate Mark against any Third Party in the Territory.  If Lilly fails to bring an such infringement action within a period of ninety (90) days after delivery of the notice set forth above, then United Therapeutics shall have the right, but not the obligation, at its sole cost and expense, to initiate, prosecute, and control an infringement action or file any other appropriate action or claim related to infringement of the Lilly Product Mark against any Third Party.  In either event, the Party not bringing any such action (i) shall have the right (at its own expense) to participate in such action and to be represented by counsel of its own choice, and (ii) agrees, at the request and expense of the Party bringing such action, to be joined as a party to the suit and to provide reasonable assistance in any such action.  The Party controlling such action shall take all reasonable and appropriate steps to protect, defend, and maintain the Lilly Product Marks for use by the Parties and shall have the right to control settlement of such action; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld.

9.7                               Costs.  Any damages or monetary award recovered shall be applied first to reimburse the Reasonable Costs of the Party bringing such action in connection with such litigation, with the balance being allocated to the Parties in proportion that Party’s share of such costs.

9.8                               Third-Party Trademark Claims.  If a claim is brought by a Third Party that use of any Lilly Product Mark or Lilly Corporate Mark infringes such Third Party’s trademarks, the Party against which the action is brought will give prompt written notice to the other Party of such claim.  Lilly shall have the right, but not the obligation, to defend or settle such claim and any resulting suit at its expense and shall indemnify United Therapeutics against any resulting final judgments and settlements; provided that Lilly shall not settle any claim or suit in a manner that would have a materially adverse effect on United Therapeutics’ Domain without obtaining United Therapeutics’ prior written consent, which consent shall not be unreasonably withheld.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1                        Representations, Warranties and Covenants.  Each Party represents, warrants and covenants to the other Party the following:

(a)                                  it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                  it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c)                                  this Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery, and performance of this Agreement by it does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(d)                                  it has not granted and will not during the Term grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.  It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder;

(e)                                  it shall comply and cause its employees and consultants who will be undertaking any activities related to this Agreement or the Product to comply, with all Applicable Laws respecting such activities; and

(f)                                    neither its name nor the name of any of its employees or consultants who will be undertaking any activities related to this Agreement or the Product are listed on the debarment list maintained by the FDA pursuant to 21 U.S.C. Sections 335(a)  and Section 335(b) and published on the internet at the following address (or any successor address): http://www.fda.gov/ora/compliance_ref/debar/default.htm.  In the course of the research, non-clinical development, Development of the Product prior to or pursuant to this Agreement, it has not used, and during the Term will not use, any employee or consultant that is debarred by any Regulatory Authority or, to the best of its knowledge, is the subject of debarment proceedings by any Regulatory Authority.  If it learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, it shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

10.2                        Representations and Warranties of Lilly.  Lilly hereby represents and warrants to United Therapeutics that, as of the Effective Date:

(a)                                  Lilly has received no communication from a Regulatory Authority to cause Lilly, acting reasonably, to expect the denial of a Regulatory Approval for PAH for the Product in the Territory;

(b)                                  to Lilly’s knowledge, there are no FDA “field alerts” (or the equivalent in countries outside the United States) pending with respect to the Product;

(c)                                  Lilly is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Regulatory Approvals and the Regulatory Filings for the Product in the Field in the Territory in existence as of the Effective Date;

(d)                                  to Lilly’s knowledge, Lilly has complied in all material respects with all Applicable Laws in connection with the preparation and submission to the relevant Regulatory Authorities of the Regulatory Approvals and the Regulatory Filings for the Product in the Field in the Territory in existence as of the Effective Date;

(e)                                  nothing has come to the attention of Lilly which has, or reasonably should have, led Lilly to believe that either of the Regulatory Approvals or the Regulatory Filings for the Product in the Field in the Territory in existence as of the Effective Date are not in good standing with relevant Regulatory Authorities;

(f)                                    to Lilly’s knowledge, Lilly has filed with the relevant Regulatory Authorities all required notices, amendments and annual or other reports, including Adverse Event reports, with respect to the Regulatory Approvals and the Regulatory Filings for the Product in the Field in the Territory in existence as of the Effective Date;

(g)                                 to Lilly’s knowledge, there is no pending action by relevant Regulatory Authorities in respect of the Regulatory Approvals or the Regulatory Filings for the Product in the Field in the Territory in existence as of the Effective Date;

(h)                                 neither Lilly nor any of its Affiliates has granted any licenses to, agreed not to sue, or otherwise authorized, any person or entity, under the Lilly Patents, Lilly Know-How or Lilly Product Marks to Develop or Commercialize the Product in the Field in the Territory;

(i)                                    Lilly has granted United Therapeutics a license as of the Effective Date, and a covenant not to sue thereafter, to all intellectual property rights that Lilly Controls that are necessary to Develop or Commercialize the Product in the Field in the Territory, each subject to and in accordance with the terms and conditions of this Agreement;

(j)                                  except as set forth in Exhibit 10.2(j), Lilly and/or its Affiliates own all right, title and interest in and to the Lilly Patents, Lilly Know-How and Lilly Trademarks free and clear of all encumbrances, security interests, options and licenses, and to the extent that the same is owned by one or more of such Affiliates, Lilly shall cause such Affiliates to grant a license and a covenant not to sue to United Therapeutics and its Affiliates and Sublicensees on the terms set out in this Agreement as if such Affiliates were Lilly hereunder;

(k)                                except as set forth in Exhibit 10.2(k), Lilly is not aware of any claims, actions, suits or proceedings that are pending or threatened, challenging Lilly’s rights to the Product in the Field in the Territory in the Lilly Patents, Lilly Know-How or Lilly Product Marks;

(l)                                    except in connection with Lilly’s anti-counterfeiting efforts, Lilly has not given any notice to any Third Party asserting infringement by such Third Party with respect to the Product in the Field in the Territory of any of the Lilly Patents, the Lilly Know-How or the Lilly Product Marks, and Lilly is not aware of any such infringements;

(m)                            to Lilly’s knowledge, there is no claim, action, suit, or proceeding, pending or threatened by a Third Party alleging that the Development or Commercialization of the Product in the Field in the Territory infringes or misappropriates any patents or other intellectual property rights of any Third Party;

(n)                                 to Lilly’s knowledge, the manufacture of the Product in the Territory and the Development, Commercialization and use of the Product in the Field in the Territory does not infringe or misappropriate any patents or other intellectual property rights of any Third Party;

(o)                                  Lilly is not aware of any inventors of Lilly Patents other than those listed as inventors on applications filed for such Lilly Patents, and, to Lilly’s knowledge, all inventors listed on Lilly Patents have assigned all their rights and interest therein to Lilly or, with respect to any Lilly Patents licensed by Lilly from any Third Party, to such Third Party;

(p)                                  Lilly is not aware of:

(i)                                    any facts that Lilly believes would result in invalidity or unenforceability of the Lilly Patents or Lilly Trademarks;

(ii)                                except as set forth on Exhibit 10.2(p)(ii), any person (other than persons identified as inventors of inventions disclosed in the Lilly Patents) who claims to be an inventor of an invention disclosed in the Lilly Patents;

(iii)                            any claim, action, suit, or proceeding, pending or, to Lilly’s knowledge, threatened, that any of the Lilly Patents is invalid or unenforceable; and

(iv)                               the abandonment, disclaimer (other than with respect to terminal disclaimers) or expiration of any of the Lilly Patents due to failure to timely pay applicable maintenance and renewal fees;

(q)                                  no patent application within the Lilly Patents is the subject of any pending interference, opposition, cancellation, protest, or other challenge or adversarial proceeding in the Territory;

(r)                                  to Lilly’s knowledge, Lilly has responded in good faith to all inquiries of United Therapeutics for information relating to all toxicology studies, clinical data, manufacturing process data and other information in its possession or control with respect to the Product in the Field in the Territory that is material and would be reportable to the FDA under 21 C.F.R. 200 et. seq., and has not withheld any such information that would have a materially adverse effect on the Development or Commercialization of the Product in the Field in the Territory; and

(s)                                  Lilly or an Affiliate of Lilly is the assignee by express assignment or operation of law of the Glaxo ICOS License. The Glaxo ICOS License is in full force and effect as of the Effective Date and that to the best of Lilly’s knowledge, no party thereto is in material breach or default of the Glaxo ICOS License.  Lilly has not received any notice of termination from Glaxo Group Limited or SmithKline Beecham Corporation under the Glaxo ICOS License.  Lilly shall take all reasonable steps to comply with all material terms and provisions contained in the Glaxo ICOS License.  Lilly shall continue to be responsible for its financial obligations to Glaxo Group Limited and SmithKline Beecham Corporation as set forth in the Glaxo ICOS

License.  In the event Lilly receives notice of an alleged material breach or default by Lilly of the Glaxo ICOS License, Lilly shall promptly so notify United Therapeutics.  If United Therapeutics has caused such material breach or default, United Therapeutics shall cure any such material breach or default.  If Lilly has caused such material breach or default, Lilly fails to cure such material breach or default reasonably in advance of the expiration of the cure period thereunder, and such material breach or default is capable of being cured by United Therapeutics, United Therapeutics may cure such material breach or default, and United Therapeutics shall be entitled to recover the cost of such cure from Lilly.

10.3                        Covenant of United Therapeutics.  United Therapeutics covenants that, except as expressly set forth in this Agreement, it will not conduct, either directly or indirectly, any research, non-clinical or clinical development activities with respect to the Product.

10.4                        Disclaimer.  UNITED THERAPEUTICS UNDERSTANDS THAT THE PRODUCT FOR USE IN THE FIELD IN THE TERRITORY IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT LILLY CANNOT ENSURE THE SAFETY OR USEFULNESS OF PRODUCT FOR USE IN THE FIELD IN THE TERRITORY.  LILLY MAKES NO REPRESENTATION OR WARRANTY EXCEPT AS SET FORTH IN THIS ARTICLE 10 CONCERNING ITS PATENTS OR INFORMATION, INCLUDING THE VALIDITY OR SCOPE OF ITS PATENTS OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE, OR IMPORTATION OF PRODUCT WILL NOT INFRINGE THE PATENTS OF THIRD PARTIES.  LILLY MAKES NO WARRANTY OF ANY PRODUCT’S MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11
CONFIDENTIALITY

11.1                        Treatment of Confidential Information.  Except as provided below, the Parties agree that during the Term, and for a period of eight (8) years thereafter, each Party (the “Receiving Party”) shall (a) maintain Confidential Information of the other Party (the “Disclosing Party”) in confidence to the same extent and with the same degree of care as the Receiving Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosures made in confidence to any Third Party that are explicitly permitted by the Commercialization Plan or approved by the JSC, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or the Manufacturing and Supply Agreement.

11.2                        Exceptions.  Notwithstanding the foregoing, the Receiving Party shall have no such confidentiality obligations with respect to any portion of the Confidential Information of the Disclosing Party that:

(a)                                  at the time of disclosure by the Disclosing Party to the Receiving Party, was generally available to the public, or after such disclosure, becomes generally available to the public through no fault attributable to the Receiving Party; or

(b)                                  was known to the Receiving Party, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or

(c)                                  is subsequently disclosed to the Receiving Party, without obligation to keep it confidential, by a Third Party lawfully in possession thereof and having the right to so disclose; or

(d)                                  has been independently developed by employees of the Receiving Party, as demonstrated by the Receiving Party by competent written proof, who do not have access to or knowledge of such Confidential Information.

11.3                        Authorized Disclosures.  Nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information of the other Party, as well as the terms and conditions of this Agreement:

(a)                                  to the Receiving Party’s Affiliates, employees, agents, consultants, contractors, and distributors, and to the employees, agents, consultants, contractors, and distributors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 11.1; provided that the term of such obligations may be reduced so as to be commercially reasonable based on the circumstances; and provided further that each Party shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ employees, agents, consultants, contractors, and distributors, to treat such Confidential Information as required under this Section 11.3;

(b)                                  to professional advisors bound by a duty of confidentiality;

(c)                                  to Receiving Party’s investors and potential investors, acquirers, or merger candidates bound by a duty of confidentiality;

(d)                                  to Receiving Party’s clinical investigators and sublicensees and potential clinical investigators and potential sublicensees bound by a duty of confidentiality; or

(e)                                  to the extent required by court order or Applicable Law, provided that the Receiving Party provides the other Party prior written notice of the required disclosure and takes reasonable steps to limit such disclosure to the minimum required amount and to obtain, or cooperate with the other Party in obtaining, a protective order or other similar order requiring that such Confidential Information be used only for the purposes required by such court order, law, or regulation.

Notwithstanding the foregoing, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order for a Party to comply with Applicable Law.

11.4                        Securities Filings.  Subject to the Securities Act of 1933, as amended, the Exchange Act, or any other applicable securities law: (a) if either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes this Agreement under the Securities Act of 1933, as amended, the Exchange Act, or any other applicable securities law, such Party shall notify the other Party of such intention and shall provide, to the extent practicable, such other Party with a copy of relevant portions of the proposed filing reasonably prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto; and (b) each Party shall have a right to provide comments in a timely manner on any portion of any such proposed filing of the other Party that describes this Agreement prior to the filing thereof.

11.5                        Publicity.  The Parties agree that the joint public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 11.5 and they shall cooperate in the issuance thereof as soon as practicable after the execution of this Agreement unless they agree otherwise.  In addition, the Parties recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement. Such publication shall be permitted without the other Party’s consent to the extent that such additional releases or statements that do not contain information beyond that which is included in the press release attached as Exhibit 11.5 or in subsequent press releases approved by both Parties, or are not reasonably likely to have a materially adverse effect on the other Party’s reputation or Domain.  Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld.  Notwithstanding anything else in this ARTICLE 11, any disclosure which is required by law or the rules of a securities exchange, as advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt written notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

11.6                        Publication.

(a)                                  Each Party agrees that it shall not publish or present to the public the results of any non-clinical scientific studies or clinical trials related to the Product in the Field without the opportunity for prior review by the other Party.  If a Party (the “Publishing Party”) wishes to publish or to present to the public such results, then it shall provide the other Party (the “Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including verbal presentations) regarding the Product at least thirty (30) days prior to the intended date of submission for publication. United Therapeutics agrees, upon Lilly’s request, not to submit any such abstract or manuscript for publication until Lilly is given a reasonable period of time to secure patent protection for any material in such publication which Lilly believes to be patentable.  Both Parties understand that a reasonable commercial or regulatory strategy may require delay of publication of information.  Neither Party shall have the right to publish or present to the public Confidential Information of the other Party, except as permitted under Sections 11.2 and 11.3.

(b)                                  It is understood that a Detail of the Product in the Field in the Territory shall not be considered to be publication or presentation to the public and shall therefore not be subject to the requirements of Section 11.6(a).

11.7                        Patient Information.  The Parties shall abide by Applicable Laws concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information, as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation, in the course of their performance under this Agreement.

11.8                        Confidentiality Agreement.  Disclosures of information made by the Parties pursuant to the Confidentiality Agreement are deemed to have been made pursuant to this Agreement and subject to this ARTICLE 11.  The Confidentiality Agreement is hereby terminated as of the Effective Date and of no further force or effect, except with respect to any breach of the Confidentiality Agreement prior to the Effective Date.

ARTICLE 12
INDEMNIFICATION

12.1                        Indemnification by United Therapeutics.  Subject to Section 12.3, United Therapeutics agrees to defend any and all Lilly Indemnitees at United Therapeutics’ cost and expense, and shall indemnify and hold harmless the Lilly Indemnitees from and against any liabilities, losses, costs, damages, fees, or expenses (including reasonable legal expenses and attorneys’ fees incurred by the Lilly Indemnitees until such time as United Therapeutics has acknowledged and assumed its indemnification obligation hereunder with respect to a Claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Lilly Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)                                  the Development, manufacture, use, or Commercialization of the Product by any and all United Therapeutics Indemnitees;

(b)                                  any and all recalls of the Product in the Field in the Territory required due to the activities of the United Therapeutics Indemnitees with respect to United Therapeutics’ Development, manufacture, use, or Commercialization of the Product;

(c)                                  the negligence or willful misconduct of the United Therapeutics Indemnitees;

(d)                                  any material breach by United Therapeutics of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Manufacturing and Supply Agreement; or

(e)                                  any violation of Applicable Law by the United Therapeutics Indemnitees;

except to the extent such Losses result from activities for which Lilly must indemnify the United Therapeutics Indemnitees pursuant to Section 12.2.

12.2                        Indemnification by Lilly.  Subject to Section 12.3, Lilly agrees to defend the United Therapeutics Indemnitees, at Lilly’s cost and expense, and shall indemnify and hold harmless the United Therapeutics Indemnitees from and against any Losses arising out of any Claims brought against any United Therapeutics Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)                                  the research, non-clinical development, Development, manufacture, use or Commercialization of the Product or the Compound by the Lilly Indemnitees,

(b)                                  any and all recalls of the Product in the Field in the Territory required due to the activities of the Lilly Indemnitees with respect to Lilly’s research, non-clinical development, Development, manufacture, use or Commercialization of the Product or the Compound;

(c)                                  the negligence or willful misconduct of the Lilly Indemnitees;

(d)                                  any material breach by Lilly of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Manufacturing and Supply Agreement; or

(e)                                  any violation of Applicable Law by the Lilly Indemnitees;

except to the extent such Losses result from activities for which United Therapeutics must indemnify Lilly pursuant to Section 12.1.

12.3                        Procedure.

(a)                                  A Party believing that it is entitled to indemnification under Section 12.1 or Section 12.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party shall, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 12.1 or Section 12.2, it shall so notify the Party seeking indemnification.

(b)                                  The Indemnified Party may participate in such defense at its own expense.

(c)                                  The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Claim, including making available to the Indemnifying Party any books, records or other documents within its control that are necessary for such defense.  All Reasonable Costs incurred in connection with the Indemnified Party’s cooperation will be borne by the Indemnifying Party.

(d)                                  The Indemnifying Party shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

(e)                                  The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

12.4                        Insurance.  During the Term and for seven (7) years thereafter, United Therapeutics shall maintain, at its sole expense, such types and amounts of insurance coverage as are appropriate and customary in the pharmaceutical industry in light of the nature of the activities to be performed by United Therapeutics hereunder.  During the Term and for seven (7) years thereafter, Lilly shall (a) maintain, at its sole expense, such types and amounts of insurance coverage as are appropriate and customary in the pharmaceutical industry in light of the nature of the activities to be performed by Lilly hereunder, or (b) self insure for such risks.  The Parties acknowledge and agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 12.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

12.5                        No Consequential or Punitive Damages.  NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT WHERE ATTRIBUTABLE TO A WILLFUL BREACH OF THIS AGREEMENT.  NOTHING IN THIS SECTION 12.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 12.1 OR SECTION 12.2, OR DAMAGES AVAILABLE FOR ANY BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 11.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  Unless earlier terminated in accordance with the terms of this ARTICLE 13, the term of this Agreement shall begin on the Effective Date and will continue until the later of:  (a) the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim covering the Commercialization of the Product in the Field in the Territory or (b) expiration of any government-conferred exclusivity respecting the use of the Product in the Field in the Territory (the “Term”).

13.2                        Unilateral Termination by United Therapeutics.  United Therapeutics shall have the right to terminate this Agreement at any time during the Term upon six (6) months written notice to Lilly, which right may be exercised in United Therapeutics’ discretion.

13.3                        Material Breach.

(a)                                  If a Party believes that the other Party is in material breach of this Agreement or the Manufacturing and Supply Agreement, then such Party may deliver notice of such breach to the allegedly breaching Party.  In such notice, the nonbreaching Party shall identify the actions or conduct that it wishes the allegedly breaching Party to take for an acceptable and prompt cure of such breach; provided that such identified actions shall not be binding upon the allegedly breaching Party with respect to the actions that it may need to take to cure such breach.  The allegedly breaching Party shall have ninety (90) days either to cure such breach or, if the cure cannot be reasonably effected within such ninety (90) day period, to deliver to the nonbreaching Party a plan for curing such breach which is reasonably sufficient to effect a cure.  Following delivery of such plan, the breaching Party shall use Commercially Reasonable Efforts to carry out the plan and cure the breach.

(b)                                  If the Party receiving notice of breach fails to cure such breach within the ninety (90) day period, or if the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, the nonbreaching Party may give notice of termination of this Agreement upon thirty (30) days advance written notice.  Such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period, subject to Section 13.3(c).

(c)                                  If a Party gives notice of termination under this Section 13.3, and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the applicable time period under Section 13.3(a), or if the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, then the issue of whether this Agreement has been terminated shall be resolved in accordance with ARTICLE 14.  If, as a result of such dispute resolution process, it is determined that the notice of termination was proper and that the breaching Party failed to cure such breach within the applicable time period under Section 13.3(a), then such termination shall be deemed to have been effective upon expiration of the time period provided in Section 13.3(b).  If, as a result of such dispute resolution process, it is determined that the notice of termination was improper, or the proposed corrective plan or the actions being taken to carry it out are commercially practicable, then no termination shall have occurred and this Agreement shall be deemed to have remained in effect.

13.4                        Unilateral Termination by Lilly.  Lilly shall have the right to terminate this Agreement at any time upon:

(a)                                  notice of a final rejection by FDA of Lilly’s application for registration of a separate Lilly brand name for the Product in the Field in the Territory; or

(b)                                  a Change of Control of United Therapeutics other than a Change of Control in which Lilly or an Affiliate of Lilly is an acquiring party or is a member of a group that, when acting in concert, is an acquiring party.

13.5                        Consequences of Expiration or Termination.

(a)                                  Upon Expiry of the Term Pursuant to Section 13.1.  Upon expiry of this Agreement pursuant to Section 13.1:

(i)                                    if United Therapeutics elects to sell a branded generic version of Product for use in the Field in the Territory as set forth in Section 8.4(b):

(1)                                 the licenses granted to United Therapeutics in ARTICLE 2 shall remain in effect, but shall convert to fully paid, non-exclusive licenses solely for the purpose of the sale of a branded generic version of the Product in the Field in the Territory;

(2)                                 if Lilly is continuing to manufacture the Compound or the Product for exploitation in Lilly’s Domain, the Parties will discuss the possibility of Lilly continuing to supply United Therapeutics with the Compound or the Product under the Manufacturing and Supply Agreement or a replacement therefor;

(3)                                 in the absence of an agreement between the Parties to the contrary, Lilly, commencing upon United Therapeutics election under Section 8.4(b) and prior to the expiration of this Agreement, shall transfer to a mutually acceptable designee of United Therapeutics the information and technology that Lilly reasonably believes is necessary to manufacture the Compound and the Product, together, if requested by United Therapeutics, with reasonable assistance to answer questions regarding such information and technology.  If United Therapeutics believes that additional information and technology is materially useful for manufacture of the Compound or the Product, upon United Therapeutics’ request, Lilly will make such additional information and technology available to United Therapeutics.  Lilly shall provide such reasonable assistance at United Therapeutics’ cost and expense, not to exceed four hundred (400) hours.  Beyond the allotted four hundred (400) hours of assistance, Lilly may, but shall not be obligated to, provide advice, assistance and support at United Therapeutics’ expense, as United Therapeutics reasonably requests, to facilitate the manufacture of the Compound or the Product.  Lilly shall provide advice, assistance and support services under this Section 13.5(a)(i), at Reasonable Cost;

(4)                                 Lilly shall transfer to United Therapeutics all Regulatory Approvals for the Product in the Field in the Territory; provided that United Therapeutics hereby grants and shall grant to Lilly a right to reference to any and all such Regulatory Approvals for the purpose of seeking Regulatory Approvals for the Compound in Lilly’s Domain;

(5)                                 to the extent not already provided to United Therapeutics, Lilly shall provide United Therapeutics with a copy of all Regulatory Filings relating to such Regulatory Approvals; and

(ii)                                all United Therapeutics Confidential Information shall be subject to Section 13.5(e).

Notwithstanding anything to the contrary, as a condition to the transfer of Lilly information and technology pursuant to Section 13.5(a)(i), United Therapeutics agrees that such information and technology will be used only in the manufacture of a branded generic version of the Product and not for the manufacture of any other product for any Third Party.

(b)                                  Upon Termination of this Agreement by United Therapeutics Pursuant to Section 13.2, or by Lilly Pursuant to Section 13.3 or Section 13.4(b).  Upon termination of this Agreement by United Therapeutics pursuant to Section 13.2 or by Lilly for material breach by United Therapeutics pursuant to Section 13.3 or by Lilly pursuant to Section 13.4(b) upon a Change of Control of United Therapeutics:

(i)                                    the licenses granted to United Therapeutics under this Agreement shall terminate, and, after a wind-down period to be mutually agreed by the Parties, United Therapeutics shall cease all Development and Commercialization activities;

(ii)                                United Therapeutics shall deliver to Lilly or destroy the United Therapeutics Promotional Materials and any and all promotional materials for the Product then in possession of United Therapeutics and/or its Affiliates.  Lilly shall have the right to use all aspects of the United Therapeutics Promotional Materials solely in connection with the Commercialization of the Product in the Field in the Territory, other than the Corporate Marks of United Therapeutics;

(iii)                            the license granted to Lilly in Section 2.2 shall remain in effect, but shall convert to a fully paid, non-exclusive license; the license in Section 2.2(b) will apply in connection with Lilly’s Development, manufacture, and Commercialization of the Product in the Field in all territories; the license in Section 2.2(c) will apply in connection with Lilly’s Development, manufacture, and Commercialization of the Product in all fields in the Territory, and Lilly may conduct any clinical study of the Product in the Field in the Territory;

(iv)                               to the extent that United Therapeutics owns or otherwise Controls any Patents covering any aspect of the Development or Commercialization of the Product, United Therapeutics hereby grants and shall grant to Lilly, effective upon the effective date of termination of this Agreement, a perpetual, non-exclusive, fully-paid, sublicenseable, assignable license under such Patents to make, have made, use, sell, offer for sale and import the Product in the Field in the Territory; provided that, if United Therapeutics would incur any expense to a Third Party by granting to Lilly such license that included such Third Party Patents, Lilly, at Lilly’s option, exercisable at Lilly’s sole discretion, may elect to include such Third Party Patents in the license from United Therapeutics and reimburse United Therapeutics for costs and expenses actually incurred by United Therapeutics in granting such rights to Lilly under such Third Party Patents;

(v)                                   if United Therapeutics is then a party to any agreements with Third Party independent contractors for the Product, it shall cooperate with Lilly to enable Lilly to obtain the benefit of such agreements as necessary to enable Lilly to exercise its rights under this

ARTICLE 13, including by assigning such agreements to Lilly where reasonably practicable. Lilly shall use Commercially Reasonable Efforts to accept the benefit of such agreements, including by way of assignment;

(vi)                               all Lilly Confidential Information shall be subject to Section 13.5(e); and

(vii)                           notwithstanding anything to the contrary in this Agreement or the Manufacturing and Supply Agreement, United Therapeutics shall not have the right, for a period of two (2) years after such termination, to Develop, manufacture, use, or Commercialize the Product in the Field in the Territory.

(c)                                  Upon Termination of this Agreement by Lilly Pursuant to Section 13.4(a).  Upon termination of this Agreement by Lilly due to final rejection by FDA of Lilly’s application for registration of a Lilly Product Mark pursuant to Section 13.4(a):

(i)                                    the licenses granted to United Therapeutics under this Agreement shall terminate, and, after a wind-down period to be mutually agreed by the Parties, United Therapeutics shall cease all Development and Commercialization activities;

(ii)                                United Therapeutics shall deliver to Lilly or destroy the United Therapeutics Promotional Materials, any and all promotional materials for the Product then in Control of United Therapeutics and/or its Affiliates;

(iii)                            the license granted to Lilly in Section 2.2 shall remain in effect, but shall convert to a fully paid, non-exclusive license; the license in Section 2.2(b) will apply in connection with Lilly’s Development, manufacture, and Commercialization of the Product in the Field in all territories; the license in Section 2.2(c) will apply in connection with Lilly’s Development, manufacture, and Commercialization of the Product in all fields in the Territory, and Lilly may conduct any clinical study of the Product in the Field in the Territory;

(iv)                               to the extent that United Therapeutics owns or otherwise Controls any Patents covering any aspect of the Development or Commercialization of the Product, United Therapeutics hereby grants and shall grant to Lilly, effective upon the effective date of termination of this Agreement, a perpetual, non-exclusive, fully-paid, sublicenseable, assignable license under such Patents to make, have made, use, sell, offer for sale and import the Product in the Field in the Territory; provided that, if United Therapeutics would incur any expense to a Third Party by granting to Lilly such license that included such Third Party Patents, Lilly, at Lilly’s option, exercisable at Lilly’s sole discretion, may elect to include such Third Party Patents in the license from United Therapeutics and reimburse United Therapeutics for costs and expenses actually incurred by United Therapeutics in granting such rights to Lilly under such Third Party Patents;

(v)                                   if United Therapeutics is then a party to any agreements with Third Party independent contractors for the Product, it shall cooperate with Lilly to enable Lilly to obtain the benefit of such agreements as necessary to enable Lilly to exercise its rights under this ARTICLE 13, including by assigning such agreements to Lilly where reasonably practicable. Lilly shall use Commercially Reasonable Efforts to accept the benefit of such agreements, including by way of assignment, and indemnify United Therapeutics for any liabilities arising under such agreements after the date of the notice referred to in Section 13.4(a);

(vi)          all Lilly Confidential Information shall be subject to Section 13.5(e); and

(vii)         within thirty (30) days after the effective date of termination of this Agreement, Lilly shall reimburse United Therapeutics any and all amounts paid to Lilly by United Therapeutics pursuant to Section 7.1 and any prepayment made by United Therapeutics pursuant to the Manufacturing and Supply Agreement.  For purposes of clarification, Lilly will have no obligation to reimburse United Therapeutics any amount paid to Lilly by United Therapeutics pursuant to Section 7.1 if Regulatory Approval for the Product in the Field in the Territory is not obtained, unless such failure was due to a material breach of this Agreement by Lilly.

(d)           Upon Termination of this Agreement by United Therapeutics Pursuant to Section 13.3.  Upon Termination of this Agreement by United Therapeutics for material breach by Lilly pursuant to Section 13.3:

(i)            if requested by United Therapeutics, Lilly shall: (a) transfer to United Therapeutics all Regulatory Approvals for the Product in the Field in the Territory; (b) to the extent not already provided to United Therapeutics, provide United Therapeutics with a copy of all Regulatory Filings relating to such Regulatory Approvals; (c) transfer to United Therapeutics or its designee the information and technology necessary or materially useful to manufacture the Product, together, if requested by United Therapeutics, with reasonable assistance to answer questions regarding such information and technology, such reasonable assistance to be provided at United Therapeutics’ cost and expense, not to exceed four hundred (400) hours; provided that Lilly may, but shall not be obligated to, provide advice, assistance and support beyond the allotted four hundred (400) hours of assistance at United Therapeutics’ expense as United Therapeutics reasonably requests to facilitate the manufacture of the Product; and (d) grant and does hereby grant United Therapeutics a perpetual, fully-paid, sublicenseable, assignable license to make and have made the Product.  Lilly shall provide advice, assistance and support services under this Section 13.5(d)(i), at its Reasonable Cost;

(ii)           for a reasonable period after the expiry of this Agreement, and in any event for so long as United Therapeutics or its designee is diligently acquiring the ability to manufacture and supply the Product pursuant to Section 13.5(a)(i)(3) or otherwise acquire a source of the Product, Lilly shall continue, or shall cause its Affiliates to continue, to supply the Product to United Therapeutics pursuant to the Manufacturing and Supply Agreement on the same terms as such Product was supplied immediately prior to such expiry;

(iii)         the licenses granted to Lilly under this Agreement shall survive; and

(iv)          subject to the terms of ARTICLE 7, the licenses granted to United Therapeutics in ARTICLE 2 shall remain in effect, but shall convert to perpetual licenses.  After the expiry of the original Term, had the earlier termination not occurred, such licenses shall become non-exclusive and United Therapeutics shall have the rights set out in Section 13.5(a)(i).

(e)           Return of Confidential Information.  Upon the early termination of this Agreement, upon the request of the non-defaulting Party, the other Party will promptly return to the non-defaulting Party or destroy all material embodying Confidential Information in its possession or under its control, including all copies thereof, except for a single copy retained solely for the purpose of ensuring compliance with the terms of this Agreement.

(f)            Limitation.  Notwithstanding anything to the contrary in this Agreement or the Manufacturing and Supply Agreement, United Therapeutics shall not have the right, after expiration or termination, to Develop, manufacture, use, or Commercialize the Product outside the Field or outside the Territory at any time.

13.6        Survival.

(a)           The rights and obligations of the Parties under the following provisions of this Agreement shall survive any expiration or termination of this Agreement:  ARTICLE 1, Sections 2.7 and 5.3(e), ARTICLE 7 (to the extent that any amounts payable remain unpaid, and provided that Section 7.6 shall survive only for the period set forth therein) but not including Section 7.1, Sections 8.1, 9.1 and 10.4, ARTICLE 11 (for the period set forth in Section 11.1), Sections 12.1, 12.2, 12.3, 12.4 (for the period set forth in Section 12.4), 12.5, 13.5 (as applicable), 13.6 and 13.7, ARTICLE 14 and ARTICLE 15.

(b)           In the event of (i) expiration of this Agreement, but not termination, and (ii) the election by United Therapeutics to be the exclusive authorized branded generic manufacturer and/or seller of the Product in the Field in the Territory in accordance with Section 8.4(b), the obligations of the Parties under Sections 9.4, 9.5, 9.6, 9.7 and 9.8 will survive.

13.7        No Waiver of Remedies.  Expiration or termination of this Agreement shall not preclude either Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

ARTICLE 14

DISPUTE RESOLUTION

14.1        Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder.  It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 14 if and when a dispute arises under this Agreement.  Either Party may refer a dispute under this Agreement to the Parties’ Alliance Managers. If the Alliance Managers are unable to resolve any such dispute within ninety (90) days after such dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within forty-five (45) days after such notice is received.  Such designated officers are as follows:

For Lilly:	A member of Lilly’s Executive Committee, or his/her direct report

For United Therapeutics:	Roger Jeffs, Ph.D., or his direct report

In the event the designated officers are not able to resolve such dispute within such forty-five (45) day period after receipt of written notice, then such dispute (other than a matter within the final decision-making authority of a Party as set forth in Section 3.4(c)) shall, at the election of either Party, be decided in accordance with the provisions of Section 14.2.

14.2        Governing Law; Dispute Resolution.

(a)           This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of law principles that would provide for the application of the laws of another jurisdiction.

(b)           Unless otherwise agreed by the Parties, all actions and proceedings relating to Patents and non-disclosure, non-use and maintenance of Confidential Information shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

(c)           Subject to Section 14.2(b), if the Parties are unable resolve a given dispute pursuant to Section 14.1, either Party may have the given dispute settled by binding arbitration in the manner described below.

(d)           If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.

(e)           Within ten (10) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(f)            Discovery shall be under the U.S. Federal Rules of Civil Procedure then in effect in the District Court for the Southern District of New York.  The Arbitration shall be held in the City of New York, under the rules of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute.  One (1) arbitrator will be selected by United Therapeutics, one (1) arbitrator will be selected by Lilly, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties.  The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.  The award of the arbitrators shall be the sole and exclusive remedy of the Parties.  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.  Notwithstanding anything contained in this Section 14.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

(g)           Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators.  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(h)           By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

ARTICLE 15

MISCELLANEOUS

15.1        Entire Agreement.  This Agreement, the Manufacturing and Supply Agreement and the Stock Purchase Agreement, including the exhibits hereto and thereto, constitute the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof, including the Confidentiality Agreement.  This Agreement will control in the event of any conflict between this Agreement and the Commercialization Plan.

15.2        Assignment.  A Party may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the non-assigning Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, Lilly may assign this Agreement to any of its Affiliates, or in connection with a merger or acquisition of or by Lilly, or a sale of Lilly’s assets to which this Agreement relates. This Agreement shall be binding upon and, subject to the terms of this Section 15.2, inure to the benefit of a Party’s successors and permitted assigns.

15.3        Amendments.  No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.

15.4        Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Lilly or United Therapeutics are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

15.5        Non-Waiver.  The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.6        Severability.  If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practical, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

15.7        Notice.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by international courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earlier of:  (a) the date of actual receipt; (b) if mailed, five (5) calendar days after the date of postmark; or (c) if delivered by international courier, the next business day the overnight courier regularly makes deliveries in the country of the recipient:

If to Lilly, as follows:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Facsimile:
Attn:  President, U.S. Affiliate

With a copy to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Facsimile:
Attn:  General Counsel

If to United Therapeutics, as follows:

United Therapeutics Corporation
1110 Spring Street
Silver Spring, Maryland  20910
Attention: Martine Rothblatt, Ph.D.
Facsimile:

With copies to:

United Therapeutics Corporation
1110 Spring Street
Silver Spring, Maryland  20910
Attention: John Ferrari, CFO
Facsimile:

United Therapeutics Corporation
1735 Connecticut Avenue, N.W.
Washington, D.C.  20009
Attention: Paul A. Mahon, General Counsel
Fax Number:

or to such other address as to which the Party has given written notice thereof.  Such notices shall be deemed given upon receipt.

15.8        Further Assurances.  Each Party shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

15.9        Force Majeure.  Except with respect to United Therapeutics’ obligation to make payments to Lilly, no failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the Party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

15.10      Independent Contractors.  It is understood that both Parties are independent contractors and engage in the operation of their own respective businesses, and neither Party is to be considered the agent or partner of the other Party for any purpose whatsoever, except as otherwise expressly provided in this Agreement.  Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.  Furthermore, nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties.

15.11      Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations, or exercise some or all of its rights, under this Agreement or the Manufacturing and Supply Agreement through one or more Affiliates of such Party. In each such case, the Party permitting such delegation or exercise by such Affiliate shall remain responsible for and be guarantor of the performance by such Affiliate. Lilly and United Therapeutics shall each cause its respective Affiliates to comply with the provisions of this Agreement in connection with such performance or exercise.  In such event, each reference to a Party in this Agreement shall be deemed to include a reference to each Affiliate engaged in such performance or exercise. Lilly shall cause each of its Affiliates to comply with the terms of Sections 2.1 and 2.4 as if such Affiliate were Lilly hereunder.

15.12      No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

15.13      Interpretation.

(a)           Captions & Headings.  The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)           Singular & Plural.  All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c)           Articles, Sections & Subsections.  Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d)           Days.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e)           Clarification.  The word “including” shall be deemed to mean “including without limitation” and “including, but not limited to”.  A consent that is identified in this Agreement as not “to be unreasonably withheld” shall not be unreasonably withheld, delayed or conditioned.

(f)            Ambiguities.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(g)           Priority.  In the event of any inconsistency between the provisions of this Agreement and the Manufacturing and Supply Agreement, the provisions of this Agreement shall control.

15.14      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this License Agreement by their duly authorized representatives as of the Execution Date.

ELI LILLY AND COMPANY		UNITED THERAPEUTICS CORPORATION

By:	/s/ John C. Lechleiter	By:	/s/ Roger A. Jeffs

Name: John C. Lechleiter		Name: Roger A. Jeffs

Title: President & Chief Executive Officer		Title: President & Chief Operating Officer

[Signature Page to License Agreement]

Exhibit 1.13

Compound

Exhibit 1.37

Lilly Patents

5,859,006, Granted January, 12, 1999

6,821,975, Granted November 23, 2004

7, 182, 958, Granted February 27, 2007

US Application 10/521,393

Exhibit 1.44

Proposed(1) Specifications for Product ([***] Tablets)

Test	Analytical Procedure	Acceptance Criteria
Identification Test
Identification	IR	The infrared spectrum must [***] with that of the reference sample obtained under the same conditions.
Potency Tests
Assay	LC	NLT [***]% and NMT [***]% of label claim as determined by liquid chromatography
Uniformity of Dosage Units	USP	Meets USP requirements
Purity Tests
Total Degradation Products	LC	NMT [***]% as determined by liquid chromatography
Any Unspecified Degradation Product	LC	NMT [***]% as determined by liquid chromatography
Other Tests
Physical Appearance(2)	Visual	[***], [***]-shaped tablet debossed with “[***]”
Dissolution	USP	Meets USP requirements; Q = [***]% at [***] and Q = [***]% at [***]

NLT = Not less than; NMT = Not more than

(1)  Pending regulatory agency approval

(2)  Physical Appearance is equivalent to the ICH term “Description.”

Exhibit 1.52

Safety Agreement Table of Contents

A.            Background

B.            General Considerations

Management of a Single Global Safety Database

Adherence to Standard Operating Procedures

European Qualified Person for Pharmacovigilance (QPPV)

Rights of Pharmacovigilance Audit

Records Retention

Data Reconciliation

C.            Adverse Event Reporting and Exchange

Clock Start Date for Expedited Reporting

Regulatory Reporting Responsibilities

Language, Format and Mode for Information Exchange

Timing Requirements

Assessing Listedness

Responsibilities for Obtaining Follow-Up Information

Literature Review

Collection of Lot Numbers

Data Required for Internal Committees

D.            Risk Management

Risk Management Plan Development and Maintenance

Safety Signal Detection and Surveillance

E.             Periodic Reports

F.             Regulatory Inquiry from Health Authorities

G.            Regulatory Inspections

H.            Dispute Resolution

I.              Safety Agreement Termination

Attachment 1: Contacts

Attachment 2:  Adverse Event Reporting Contacts

Attachment 3:  Territories

Attachment 4:  AE Process Flow and Case Receipt Reconciliation

Exhibit 5.1

Ongoing Lilly Trials

Protocol H6D-MC-LVGX(f):  An Extension Study to Evaluate the Long-Term Safety and Efficacy of the Phosphodiesterase Type 5 (PDE5) Inhibitor Tadalafil in the Treatment of Patients with Pulmonary Arterial Hypertension

Following is a summary of the ongoing extension portion of the LVGX (amendment F) trial.

•      The LVGX trial has two parts:

•      A blinded 52-week phase (Part 1)

•      The primary objective of Part 1 was to evaluate the long-term safety of tadalafil 20 mg and 40 mg once daily in the treatment of patients with PAH. A secondary objective was to determine the durability of efficacy.

•      An open-label phase (Part 2).

•      The primary objective of Part 2 is to evaluate long-term safety while providing continued access to tadalafil for patients completing Part 1.  Subjects receive tadalafil 40 mg once daily.

•      The blinded 52-week phase (Part 1) of trial LVGX had Last Patient Visit on May 20, 2008.  There are still patients active in the open-label phase (246 patients).

•      Part 2 is the open-label phase of a study of tadalafil administered orally to subjects with PAH following completion of Part 1 (52-week, double-blind, extension phase). Treatment will be provided until tadalafil becomes commercially available for the treatment of PAH, or the Sponsor concludes the study.

•      Patient office visits take place every 12 Weeks (+7 days) during the open-label phase.  During these visit, the following activities take place:

•      Collect any unused study drug dispensed at the previous visit, including

•      Empty study drug packaging.

•      Dispense a 13-week supply of study drug.

•      Collect adverse event information (including SAEs).

•      Collect concomitant medication information.

•      Collect reason for discontinuation.

•      During the open-label phase, subjects and study personnel (including Investigator), and the Sponsor will know which treatment is being administered.  Patients may begin treatment with a new, chronic therapy for PAH (for example, prostacyclin or analogue, endothelin receptor antagonist) without being discontinued from the extension study. However, subjects who receive a PDE5 inhibitor must be discontinued from the study.

Exhibit 5.2(f)

[***]™ Phase IV Clinical Plan*

Study Title	Study Description
[***]	[***]
[***]	[***]
[***]	[***]

*      In no event shall any study or other activity under this [***]™ Phase IV Clinical Plan relate to any Secondary Indication, unless otherwise approved by Lilly.

Exhibit 6.2

Commercialization Plan

The Commercialization Plan delivered by Mark Miller to Paul Mahon on November 5, 2008.

UT Brand Plan Outline

I.      Business Objectives

II.    Situation Analysis

III.   Strategies

IV.   Tactics

V.    Medical Plan

VI.   Budgets

Exhibit 7.5

Wire Instructions for Payments to Lilly

Swift code for

ABA#:

For account of:  Eli Lilly & Company

Account No.:

Ref:                                                    (Key words to identify payment)

Exhibit 7.8

Wire Instructions for Payments to United Therapeutics

Bank:

ABA/Routing #:

Account name: United Therapeutics Corporation

Account number:

Exhibit 10.2(j)

Encumbrances, Security Interests, Options and Licenses

Collaboration Agreement dated October 3, 1991 and amended January 24, 1997 by and among: Glaxo Group Limited, SmithKline Beecham Corporation, doing business as GlaxoSmithKline, successor in interest to Glaxo Wellcome Inc. and ICOS

Exhibit 10.2(k)

Claims, Actions, Suits or Proceedings

Vanderbilt v. ICOS (Case No. 05-506-SLR in the United States District Court for the District of Delaware)

Exhibit 10.2(p)(ii)

Other Claims, Actions, Suits or Proceedings

Vanderbilt v. ICOS (Case No. 05-506-SLR in the United States District Court for the District of Delaware)

Exhibit 11.5

Press Release

(SEE ATTACHED)

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

U.S.A.

www.lilly.com

Date: November 17, 2008

For Release:	Immediately
Refer to:	Mark E. Taylor (317) 276-5795 (Lilly)
Andrew Fisher (202) 483-7000 (United Therapeutics)

Lilly Licenses U.S. Rights for Tadalafil PAH Indication to United Therapeutics

Lilly Takes $150 Million Equity Stake in United Therapeutics

Companies Also Sign Manufacturing and Supply Agreement

INDIANAPOLIS., IN and SILVER SPRING, MD – Eli Lilly and Company (NYSE :LLY) and United Therapeutics Corporation (NASDAQ:UTHR) today announced that the two companies have entered into a license and a supply agreement related to the U.S. commercialization rights for the pulmonary arterial hypertension (PAH) indication of Lilly’s molecule, tadalafil. The PAH indication is currently under regulatory review in the United States, Canada, Mexico, Japan and the European Union.

Under the terms of the agreements, United Therapeutics will make an upfront payment of $150 million to Lilly for the exclusive rights to commercialize tadalafil for PAH in the United States, as well as for a product manufacturing and supply arrangement. Lilly will manufacture and supply tadalafil to United Therapeutics and will retain authority globally for all regulatory, development, intellectual property and manufacturing aspects of the tadalafil molecule for all potential indications. Lilly will also retain commercialization rights to tadalafil for PAH outside of the U.S. In addition, Lilly will purchase $150 million of common stock from United Therapeutics. The transaction is subject to clearance of the stock purchase under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

“United Therapeutics brings substantial expertise and passion to the treatment of patients with PAH and will be an excellent partner for this product,” commented Dr. Gwen G. Krivi, Ph.D., vice president of Lilly Research Labs and global brand development platform leader for Lilly. “Their experience in this field will greatly enhance the ability to provide tadalafil for PAH, if approved, as a new therapeutic option for this very serious disease.  We are also pleased to make a financial investment in a promising and profitable biotechnology company. The collaboration with United Therapeutics adds to the success of Lilly’s networking strategy.”

“The addition of tadalafil for PAH expands our portfolio and strengthens United Therapeutics’ position in the area of cardiovascular disease,” said Martine Rothblatt, Ph.D, chairman and chief executive officer of United Therapeutics. “Building upon the success of Remodulin, we are committed to addressing the unmet medical needs of patients. We also welcome the support and confidence expressed by Lilly through their financial investment in our company.”

About Pulmonary Arterial Hypertension

Pulmonary arterial hypertension (PAH) is a rare blood vessel disorder of the lung in which the pressure in the pulmonary artery (the blood vessel that leads from the heart to the lungs) rises above normal levels. It is a severe, chronic and life threatening disease.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer. [uthr-g]

About Lilly

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review processes and other governmental regulation. United Therapeutics’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market

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products, and other factors described in Lilly’s and United Therapeutics’ most recent filings with the Securities and Exchange Commission.  Neither Lilly nor United Therapeutics undertakes any duty to update forward looking statements.

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